Product Supplement No. CLN-1 (To Prospectus dated April 20, 2009 and Series L Prospectus Supplement dated April 21, 2009) November 20, 2009	Filed Pursuant to Rule 424(b)(5) Registration No. 333-158663

Commodity-Linked Notes

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The Notes are unsecured senior notes issued by Bank of America Corporation. The Notes are not principal protected. As a result, you may receive at maturity a payment that is less, and possibly significantly less, than the amount you invested in the Notes.

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This product supplement describes the general terms of the Notes and the general manner in which they may be offered and sold. For each offering of the Notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

•	The term sheet will also identify the “Underlying Index,” which will be one of the commodity-based indices described in this product supplement or in the applicable term sheet.

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Interest will accrue on the Notes at the floating rate specified in the applicable term sheet. Unless otherwise specified in that term sheet, and unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.

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If the Notes have not been redeemed prior to the maturity date specified in the applicable term sheet (the “Stated Maturity Date”), at maturity, in addition to accrued and unpaid interest, you will receive a cash payment based primarily upon the direction of and percentage change in the level of the applicable Underlying Index from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement (the “Redemption Amount”). If specified in the applicable term sheet, the Notes may be “bear Notes,” which may pay a Redemption Amount in excess of their principal amount if the level of the Underlying Index decreases from the Starting Value to the Ending Value, and which will pay a Redemption Amount less than their principal amount if the level of the Underlying Index increases above the Starting Value. Except where otherwise specifically provided in this product supplement, all references in this product supplement to the “Notes” shall be deemed to include a reference to bear Notes.

•	In the case of the Notes, unless the applicable term sheet provides otherwise, you will receive at maturity, for each $1,000 in principal amount of the Notes:

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a Redemption Amount equal to the product of (i) $1,000 and (ii) one plus the product of (A) the percentage increase in the level of the Underlying Index from the Starting Value to the Ending Value minus the Investor Fee minus the Treasury Rate Charge (each as defined below), if applicable, and (B) the Leverage Factor (as defined below).

•	You will also receive accrued and unpaid interest on the Notes through the Stated Maturity Date.

•	In the case of bear Notes, unless the applicable term sheet provides otherwise, you will receive at maturity, for each $1,000 in principal amount of the bear Notes:

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a Redemption Amount equal to the product of (i) $1,000 and (ii) one plus the product of (A) percentage decrease in the level of the Underlying Index from the Starting Value to the Ending Value (where a decrease is expressed as a positive percentage and an increase is expressed as a negative percentage) minus the Investor Fee minus the Treasury Rate Charge, if applicable, and (B) the Leverage Factor.

•	You will also receive accrued and unpaid interest on the bear Notes through the Stated Maturity Date.

•	The Investor Fee and the Leverage Factor will be specified in the applicable term sheet. The applicable term sheet will also specify if a Treasury Rate Charge is applicable to your Notes.

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The Notes will be subject to redemption at the option of the holders at any time on or after the initial Optional Redemption Date specified in the applicable term sheet (the “Initial Optional Redemption Date”) and before the fifth scheduled Index Business Day (as defined below) prior to the Stated Maturity Date, upon written notice to the Trustee (as defined below), as described in more detail in this product supplement. The minimum redemption amount must be in units of $100,000 and integral multiples of $10,000 in excess of $100,000. If you elect to redeem your Notes, you will receive the Early Redemption Amount calculated as described in this product supplement.

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If on any date before the fifth scheduled Index Business Day prior to the Stated Maturity Date, the closing level of the Underlying Index is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, specified in the applicable term sheet, the Notes will be automatically redeemed on the fifth business day following that date. If automatically redeemed, we will pay the Early Redemption Amount to the holders of the Notes on the Mandatory Redemption Date (as defined below).

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The Notes will be issued in minimum denominations of $100,000 and integral multiples of $10,000 in excess of $100,000. Each Note will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”).

•	Unless otherwise specified in the applicable term sheet, we will not list the Notes on any securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the Notes.

The Notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page S-8. You may lose some or all of your investment in the Notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the Notes and does not relate to any underlying asset that comprises the Underlying Index described in any term sheet. This summary highlights selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the Notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any Notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transactions described in this product supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any Notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of their respective dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

Issuer:	Bank of America Corporation (“BAC”).

Notes Offered:

The Notes are senior debt securities issued by Bank of America Corporation, and are not secured by collateral. The Notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the Notes, including interest payments and any repayment of principal, will be subject to our credit risk. Each series of the Notes will mature on the date set forth in the applicable term sheet, unless they are redeemed on an earlier date. The Notes are not principal protected.

The Notes are designed for investors who are seeking exposure that may be leveraged based on the performance of a specific Underlying Index and who anticipate that the level of the Underlying Index will increase (or, in the case of bear Notes, decrease) from the Starting Value to the Ending Value. Investors in the Notes must be willing to bear the risk of loss of all or substantially all of their investment.

Aggregate Principal Amount:	The amount of the Notes which may be issued as part of a series is not limited. The aggregate principal amount of each series of the Notes will be set forth in the applicable term sheet.

Denominations:	The Notes will be issued in minimum denominations of $100,000 and integral multiples of $10,000 in excess of $100,000.

Issue Date:	The Notes will be issued on the date set forth in the applicable term sheet.

Stated Maturity Date:	The Notes will mature on the date set forth in the applicable term sheet. The Stated Maturity Date cannot be postponed if a Market Disruption Event (as defined below) occurs. See the section entitled “Description of the Notes—Market Disruption Events.”

The Underlying Index:	The Underlying Index applicable to your Notes will be specified in the applicable term sheet and may be one of the commodity-based indices described in the section “The Underlying Indices.”

Payment at Maturity:

If the Notes have not been redeemed prior to the Stated Maturity Date, at maturity, you will be entitled to receive:

(i) a cash payment for each $1,000 in principal amount of the Notes (the “Redemption Amount”) equal to the product of $1,000 and

1 +	(	Leverage Factor ×	(	(	Ending Value	- 1)	- Investor Fee - Treasury Rate Charge	))
Starting Value

provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the Notes through the Stated Maturity Date.

If the Notes are bear Notes, if the bear Notes have not been redeemed prior to the Stated Maturity Date, at maturity, for each $1,000 in principal amount of the Notes you will be entitled to receive a Redemption Amount equal to:

(i) the product of $1,000 and

1 +	(	Leverage Factor ×	(	(1 -	Ending Value	)	- Investor Fee - Treasury Rate Charge	))
Starting Value

provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the bear Notes through the Stated Maturity Date.

You will receive at maturity a Redemption Amount that is less than the principal amount of your Notes if the Ending Value is less than the Starting Value (or, in the case of bear Notes, the Ending Value is greater than the Starting Value). The Redemption Amount will also be less than the principal amount, if the Ending Value is greater than (or, in the case of bear Notes, less than) the Starting Value, but not by a percentage that is sufficient to offset the deduction of the Investor Fee and the Treasury Rate Charge, if applicable. In each case, the amount of your loss will be determined primarily in proportion to the decrease in the level of the Underlying Index from the Starting Value to the Ending Value (or, in the case of bear Notes, the increase in the level of the Underlying Index from the Starting Value to the Ending Value).

As a result, you may lose all or a substantial portion of the amount that you invested to purchase the Notes. Further, if you sell your Notes prior to maturity, you may find that the market value of the Notes is less than their Original Offering Price.

The “Starting Value” will be the closing level of the Underlying Index on the date the Notes are priced for initial sale to the public (the “pricing date”), as determined by the Calculation Agent (as defined below). However, if a Market Disruption Event occurs on the pricing date, then the Calculation Agent will determine the Starting Value as set forth in the section “Description of the Notes—Market Disruption Events.”

The “Ending Value” will be the closing level of the Underlying Index on the Valuation Date (as defined below). In the event that a Market Disruption Event occurs and is continuing on the Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “Description of the Notes—Market Disruption Events.”

The “Leverage Factor,” which may be greater than or equal to one, represents the extent to which the performance of the Notes is affected by the performance of the Underlying Index. The Leverage Factor will be specified in the applicable term sheet.

The “Investor Fee” will be an amount, expressed as a percentage, that will accrue at the per annum rate specified in the applicable term sheet, and will accrete daily (at the specified rate divided by 365) from and including the pricing date to but excluding the Valuation Date.

The “Treasury Rate Charge,” if applicable, will be a charge accruing at a per annum rate equal to the then applicable U.S. Treasury Bill Auction Rate (as defined below) with a maturity of three months from and including the pricing date to but excluding the Valuation Date. The Treasury Rate Charge will be calculated as described under “Description of the Notes—Payment at Maturity.”

The “Valuation Date” with respect to (i) the Redemption Amount payable on the Stated Maturity Date will be the fifth scheduled Index Business Day immediately preceding the Stated Maturity Date and (ii) the Early Redemption Amount payable on the Optional Redemption Date, the Mandatory Redemption Date, or the Commodity Redemption Date (as defined below), as applicable, will be the date described below under “Description of the Notes—Optional Redemption,” “—Mandatory Redemption,” and “—Commodity Hedging Disruption Event Redemption.” In the event that a Market Disruption Event occurs and is continuing on a Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “Description of the Notes—Market Disruption Events.”

Interest:	The Notes will accrue interest at a floating rate per annum calculated by reference to the Interest Rate Basis (as defined below) specified in the applicable term sheet, plus or minus a Spread (as defined below), calculated on the principal amount of the Notes, all as more fully described under “Description of the Notes—Interest.” The floating rate will reset on each Interest Reset Date (as defined below), commencing on the initial Interest

Reset Date, as specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, and unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.

Optional Redemption by the Holder:

Holders may elect to redeem their Notes by giving an irrevocable written notice to the Trustee at any time on or after the Initial Optional Redemption Date and before the fifth scheduled Index Business Day prior to the Stated Maturity Date. We refer to the date on which an optional redemption occurs as the “Optional Redemption Date,” which will be the date that is five business days after notice is received if the notice is received by the Trustee by 11:00 AM (New York City time) and will be the date that is six business days after notice is received if the notice is received by the Trustee after 11:00 AM (New York City time).

On any Optional Redemption Date, holders who have elected to redeem their Notes will receive a cash payment equal to the “Early Redemption Amount,” calculated as described in the section “Description of the Notes—Optional Redemption.”

Mandatory Redemption:

If on any date before the fifth scheduled Index Business Day prior to the Stated Maturity Date, the closing level of the Underlying Index is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level (each as defined below), if applicable, we will redeem the Notes on the fifth business day following that date (the “Mandatory Redemption Date”). If the Notes are subject to mandatory redemption, we will pay the holders of the Notes the Early Redemption Amount on the Mandatory Redemption Date. See the section “Description of the Notes—Mandatory Redemption.”

The “Lower Mandatory Redemption Trigger Level” and the “Upper Mandatory Trigger Level” will be a percentage of the Starting Value, and, if applicable, will be specified in the applicable term sheet.

Optional Redemption by the Issuer due to a Commodity Hedging Disruption Event:	If a Commodity Hedging Disruption Event (as defined below) occurs, we will have the right, but not the obligation, to redeem the Notes (in whole, and not in part) by providing written notice of our election to redeem the Notes to the Trustee, as promptly as possible and in no event later than two London business days following the day on which the Commodity Hedging Disruption Event has occurred. If we redeem the Notes, we will pay the holders of the Notes the Early Redemption Amount on the Commodity Redemption Date. See the section “Description of the Notes—Commodity Hedging Disruption Event Redemption.”

Same-Day Settlement and Payment:	The Notes will be delivered in book-entry form only through The Depository Trust Company (“DTC”), the registered holder of the Notes, against payment by purchasers in immediately available funds. See the section “Description of the Notes—Same-Day Settlement and Payment.”

Calculation Agent:	The Calculation Agent will make all the calculations associated with the Notes, such as determining the Starting Value, the Ending Value, the amount of interest payable on the Notes, and the Redemption Amount or the Early Redemption Amount, as applicable. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, Merrill Lynch Commodities, Inc. (“MLCI”), or one of our other affiliates, to act as Calculation Agent for the Notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Selling Agents:

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the Notes and will receive a commission or an underwriting discount based on the number of Notes sold. None of the selling agents is your fiduciary or advisor, and you should not rely upon any communication from it in connection with the Notes as investment advice or a recommendation to purchase the Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.

We have registered the Notes with the SEC in the United States. However, we will not register the Notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the Notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

No Listing:	Unless otherwise specified in the applicable term sheet, we will not list the Notes on any securities exchange or quotation system.

ERISA Considerations:

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the Notes unless that plan or entity has determined that its purchase, holding, or disposition of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the Notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Risk Factors:	An investment in the Notes is subject to risk. The Notes are not principal protected. Please refer to the section entitled “Risk Factors” beginning on page S-8 of this product supplement and page S-4 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any of the Notes.

RISK FACTORS

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The Notes are not principal protected. There is no fixed repayment amount of principal on the Notes at maturity or an early redemption. If the Notes are not redeemed prior to the Stated Maturity Date, the amount payable on the Notes at maturity will depend primarily on the percentage change in the level of the Underlying Index from the Starting Value to the Ending Value. If the Ending Value is less than (or, in the case of bear Notes, greater than) the Starting Value, then the Redemption Amount will be less than the principal amount of the Notes. The Redemption Amount will also be less than the principal amount, if the Ending Value is greater than (or, in the case of bear Notes, less than) the Starting Value, but not by a percentage that is sufficient to offset the deduction of the Investor Fee and the Treasury Rate Charge, if applicable.

In addition, if the Notes are subject to mandatory redemption or we elect to redeem the Notes due to a Commodity Hedging Disruption Event prior to the Stated Maturity Date, you will receive the Early Redemption Amount, which may be less than the Original Offering Price. In the case of Notes with a Leverage Factor that is greater than one, the Early Redemption Amount may be significantly less than the principal amount of the Notes. As a result, you may lose some or a substantial portion of your investment.

The leveraged nature of the Notes may significantly increase the volatility of their value, and will significantly increase the loss in the value of the Notes attributable to any change in the level of the Underlying Index. In the case of Notes with a Leverage Factor that is greater than one, the Notes will participate in the performance of the Underlying Index on a leveraged basis. As a result, this leverage will significantly decrease the value of the Notes due to any decrease (or, in the case of bear Notes, increase) in the level of the Underlying Index. In addition, the impact of the reduction of the amount payable on the Notes resulting from the Investor Fee and the Treasury Rate Charge, if applicable, will be leveraged. As a result, you may lose all or a substantial portion of your investment.

Your yield may be less than the yield on a conventional debt security of comparable maturity. Depending upon the terms of your Notes, any yield that you receive on the Notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Your investment return may be less than a comparable investment directly in the Underlying Index or the components included in the Underlying Index. The appreciation potential of the Notes will be reduced by the Investor Fee and the Treasury Rate Charge, if applicable. Your Notes also may be subject to mandatory redemption if the closing level of the Underlying Index is equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, or equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable. In contrast, a direct investment in the Underlying Index or the components of the

Underlying Index would allow you to receive the full benefit of any appreciation or depreciation, as applicable, in the value of those components.

Payments on the Notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. As a result, your receipt of interest on the Notes and the Redemption Amount at maturity or the Early Redemption Amount upon an optional redemption or a mandatory redemption is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the level of the Underlying Index increases (or, in the case of bear Notes, decreases) after the pricing date. No assurance can be given as to what our financial condition will be on any payment date. If we default upon our financial obligations, you may not receive the amounts owed to you under the terms of the Notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings prior to the Stated Maturity Date may affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, such as the level of the applicable Underlying Index, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Underlying Index. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in an Underlying Index or the components of an Underlying Index, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Index may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning an Underlying Index or its components from multiple sources, and you should not rely on the views expressed by our affiliates.

We may redeem the Notes if a Commodity Hedging Disruption Event occurs. Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the Notes. These restrictions, including the adoption of, or a change in, laws, regulations, rules, or orders applicable to us or our counterparties, may cause us to be unable to effect transactions necessary to hedge our obligations under the Notes, in which case we may, in our sole and absolute discretion, redeem the Notes by paying holders the Early Redemption Amount. If we redeem the Notes due to a Commodity Hedging Disruption Event, your investment may result in a loss and you may not be able to reinvest your money in an investment with a comparable yield at maturity. See “Description of the Notes—Commodity Hedging Disruption Event Redemption” for further information.

In seeking to provide you with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S or any other selling agents with compensation for its services, we have considered the costs of developing, hedging, and distributing the Notes. In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the Notes. In structuring the economic terms of the Notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable selling agent with compensation for its services in developing the Notes. The price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the selling agent commissions or underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the Notes. The quoted price of any of our affiliates for the Notes could be higher or lower than the Original Offering Price.

Assuming there is no change in the level of the Underlying Index to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the selling agent commissions or underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

The Notes will not be listed and we cannot assure you that a trading market for the Notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the Notes on any securities exchange. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Underlying Index. The number of potential buyers of the Notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the Notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the Notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of the Notes. Any price at which a selling agent may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those Notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those Notes could be sold likely would be lower than if an active market existed.

Your investment in the Notes may result in a loss, even if the level of the Underlying Index increases or decreases at certain times after the pricing date. Increases (or, in the case of bear Notes, decreases) in the level of the Underlying Index that occur before the applicable Valuation Date will not enable you to receive a positive return on the Notes on the Stated Maturity Date or upon an optional redemption or a mandatory redemption, as applicable. Changes in the level of the Underlying Index during the term of Notes before the applicable Valuation Date will not be reflected in the calculation of the Redemption Amount at maturity or the Early Redemption Amount upon an optional redemption or a mandatory redemption, as applicable. The Calculation Agent will calculate the Redemption Amount or the Early Redemption Amount, as applicable, by comparing only the Starting Value to the Ending Value. No other level of the Underlying Index will be taken into account. As a result, you may receive less than the Original Offering Price of your Notes, even if the level of the Underlying Index had previously increased (or, in the case of bear Notes, decreased) after the pricing date at certain times during the term of the Notes.

In addition, if the closing level of the Underlying Index is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, the Notes will be automatically redeemed, and your investment in the Notes may result in a loss of all or part of your initial investment. This will be the case even if the level of the Underlying Index had previously increased (or, in the case of bear Notes, decreased) after the pricing date at certain times during the term of the Notes.

Exchange rate movements may impact the value of the Notes. The Notes will be denominated in U.S. dollars. If the value of an Underlying Index component is traded in a currency other than U.S. dollars and, for purposes of the Underlying Index, is converted into U.S. dollars or another currency, then the Redemption Amount or Early Redemption Amount, as applicable, may depend in part on the relevant exchange rates. If the value of the U.S. dollar increases (or, in the case of bear Notes, decreases) against the currencies of that Underlying Index or its components, the value of the Underlying Index or its components may be adversely affected and the Redemption Amount or Early Redemption Amount, as applicable, may be reduced. Unless otherwise stated in the applicable term sheet, the Redemption Amount or the Early Redemption Amount will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar. Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the applicable Underlying Index and its components and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

If you attempt to sell your Notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. You may sell your Notes if you wish to liquidate your investment in the Notes prior to maturity. At that time, there may be an illiquid market for the Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the Notes from a change in a specific factor, assuming all other conditions remain constant.

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Level of the Underlying Index. Because the Redemption Amount is determined by reference to the closing level of the Underlying Index on the applicable Valuation Date, we anticipate that the market value of the Notes at any time will depend substantially on the level of the Underlying Index. The level of the Underlying Index will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the commodities of the Underlying Index are traded, and the market segments of which these assets are a part. Even if the level of the Underlying Index increases (or, in the case of bear Notes, decreases) after the pricing date, if you are able to sell your Notes before their Stated Maturity Date, you may receive substantially less than the amount that would be payable at maturity based on that level because of the anticipation that the level of the Underlying Index will continue to fluctuate until the Ending Level is determined. If you sell your Notes when the level of the Underlying Index is less than, or not sufficiently above the applicable Starting Value (or, in the case of bear Notes, is greater than, or not sufficiently below than the Starting Value), then you may receive less than the Original Offering Price of your Notes. In general, the market value of the Notes will decrease as the level of the Underlying Index decreases, and increase as the level of the Underlying Index increases, while the reverse will be the case as to bear Notes. However, as the level of the Underlying Index increases or decreases, the market value of the Notes is not expected to increase or decrease at the same rate.

•

Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect commodities markets generally, may affect the level of the Underlying Index and the value of the Notes. If the Underlying Index includes one or more commodities that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Underlying Index”), the value of the Notes may also be affected by similar events in those markets.

•

Interest Rates. We expect that changes in interest rates will affect the market value of the Notes. In general, if U.S. interest rates increase, we expect that the market value of the Notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the Notes will increase. The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the United States, and, in turn, the level of the Underlying Index. If the Underlying Index is, or if any components of any Underlying Index are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of the related Underlying Index or component, and, thus, the market value of the Notes may be adversely affected.

•

Exchange Rate Movements. The values of certain commodities included in the Underlying Index of your Notes may be indirectly affected by the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies. These exchange rate movements could have a negative impact on the value of the Notes, and the Redemption Amount or the Early Redemption Amount, as applicable.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell the components of an Underlying Index, or futures or options contracts on an Underlying Index or the components of an Underlying Index for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the value of these components and, in turn, the level of an Underlying Index in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the value of an Underlying Index or the components of an Underlying Index. Temporary increases or decreases in the value of an Underlying Index or the components of an Underlying Index may also occur as a result of the purchasing activities of other market participants. Consequently, the values of that Underlying Index or components of that Underlying Index may change subsequent to the pricing date of an issue of the Notes, affecting the level of the Underlying Index and therefore the market value of the Notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Underlying Index and the commodities represented by the Underlying Index that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell those commodities or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the Notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the applicable Underlying Index. These trading and underwriting activities could affect the Underlying Index in a manner that would be adverse to your investment in the Notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the Notes. This hedging activity could increase (or, in the case of bear Notes, decrease) the level of the Underlying Index on the applicable pricing date.

In addition, from time to time during the term of each series of the Notes and in connection with the determination of the Ending Value, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other Notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of the Notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the Notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Underlying Index or secondary trading in the Notes, could be adverse to your interests as a beneficial owner of the Notes.

Our hedging activities may affect your return on the Notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the level of the Underlying Index. Accordingly, our hedging activities may increase or decrease the market value of the Notes on the applicable Valuation Date, and the Redemption Amount or the Early Redemption Amount, as applicable. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates, including MLPF&S, may hold or resell the Notes. Although we have no reason to believe that any of those activities will have a material impact on the level of the Underlying Index, we cannot assure you that these activities will not affect the level of the Underlying Index and the market value of the Notes prior to maturity, or the Redemption Amount or the Early Redemption Amount, as applicable.

There may be potential conflicts of interest involving the Calculation Agent. We have the right to appoint and remove the Calculation Agent. One of our affiliates will be the Calculation Agent for the Notes and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount or the Early Redemption Amount, as applicable. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as Calculation Agent. These conflicts could occur, for instance, in connection with the Calculation Agent’s determination as to whether a “Market Disruption Event” or a “Commodity Hedging Disruption Event” has occurred, or in connection with judgments that it would be required to make if the publication of an Underlying Index is discontinued. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Commodity Hedging Disruption Event Redemption,” “—Adjustments to an Underlying Index,” and “—Discontinuance of an Underlying Index.” The Calculation Agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the Calculation Agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Risks Relating to the Underlying Indices

The respective publishers of the Underlying Indices may adjust those Underlying Indices or any component of an Underlying Index in a way that affects its level, and these respective publishers have no obligation to consider your interests. The publishers of an Underlying Index (each an “Underlying Index Publisher”) can add, delete, or substitute the components included in an Underlying Index or make other methodological changes that could change its level. You should realize that the changing of commodities included in an Underlying Index may affect that Underlying Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, an Underlying Index Publisher may alter, discontinue, or suspend calculation or dissemination of its Underlying Index. Any of these actions could adversely affect the value of the Notes. The Underlying Index Publishers will have no obligation to consider your interests in calculating or revising the Underlying Indices.

In addition, Merrill Lynch, Pierce, Fenner & Smith Limited, a subsidiary of ours, is responsible for calculating and publishing one of the family of Underlying Indices to which the Notes may be linked, and MLCI, a subsidiary of ours, is responsible for determining the ongoing composition of one of the families of Underlying Indices to which the Notes may be linked. Because Merrill Lynch, Pierce, Fenner & Smith Limited and MLCI are our subsidiaries, a conflict of interest could arise.

Ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Underlying Index. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures contracts included in the Underlying Index. We will not invest in any of the commodities or commodity futures contracts included in the Underlying Index on behalf or for the benefit of holders of the Notes.

The prices of commodities included in an Underlying Index may change unpredictably, affecting the value of the Notes in unforeseeable ways. Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of an Underlying Index and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain Underlying Indices may be concentrated in only a few, or even a single industry (e.g., energy). These Underlying Indices are likely to be more volatile than those comprised of a variety of commodities.

Higher future prices of the components of the Underlying Index relative to their current prices may decrease the Redemption Amount or the Early Redemption Amount. The Underlying Index will be composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Underlying Index, as the exchange-traded futures contracts that comprise the Underlying Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield.” There is no indication that these markets will consistently be in backwardation or that there will be positive roll yield in future performance. Instead, these markets may trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Underlying Index may have historically traded in contango markets. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Underlying Index and, accordingly, decrease the Redemption Amount or the Early Redemption Amount, as applicable.

Suspension or disruptions of market trading in the applicable commodities and related futures markets may adversely affect the value of the Notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of the Underlying Index, or the manner in which it is calculated, and therefore, the value of the Notes.

The Notes will not be regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”). Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the Notes will not be interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

An Underlying Index may include futures contracts on foreign exchanges that are less regulated than U.S. markets. An Underlying Index may include futures contracts on physical commodities on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Underlying Index or in any components of the Underlying Index.

Other Risk Factors Relating to the Applicable Underlying Index

The applicable term sheet may set forth additional risk factors for the specific Underlying Index to which your Notes are linked that you should review prior to purchasing the Notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the Notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the Notes.

DESCRIPTION OF THE NOTES

General

Each series of the Notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the Notes supplements the description of the general terms and provisions of the Notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of the Notes will be set forth in the applicable term sheet. The Notes will mature on the date set forth in the applicable term sheet.

The Notes are not principal protected.

The Notes are not subject to any sinking fund. The Notes may be subject to mandatory redemption, and redemption at the option of the holder and at our option, as described below.

We will issue the Notes in minimum denominations of $100,000 and integral multiples of $10,000 in excess of $100,000. The CUSIP number for each series of the Notes will be set forth in the applicable term sheet. You may transfer the Notes only in whole denominations of $100,000 and integral multiples of $10,000 in excess of $100,000. The Notes will be payable only in U.S. dollars.

Payment at Maturity

If the Notes have not been redeemed prior to the Stated Maturity Date, at maturity, subject to our credit risk as issuer of the Notes, and unless the applicable term sheet provides otherwise, you will be entitled to receive:

(i) a cash payment for each $1,000 in principal amount of the Notes (the “Redemption Amount”) equal to the product of $1,000 and

1 +	(	Leverage Factor ×	(	(	Ending Value	- 1)	- Investor Fee - Treasury Rate Charge	))
Starting Value

provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the Notes through the Stated Maturity Date.

If the Notes are bear Notes, if the bear Notes have not been redeemed prior to the Stated Maturity Date, at maturity, you will be entitled to receive a Redemption Amount equal to:

(i) the product of $1,000 and

1 +	(	Leverage Factor ×	(	(1 -	Ending Value	)	- Investor Fee - Treasury Rate Charge	))
Starting Value

provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the bear Notes through the Stated Maturity Date.

You will receive at maturity a Redemption Amount that is less than the principal amount of the Notes if the Ending Value is less than the Starting Value (or, in the case of bear Notes, greater than the Starting Value). The Redemption Amount will also be less than the principal amount of the Notes, if the Ending Value is greater than (or, in the case of bear Notes, less than) the Starting Value, but not by a percentage that is sufficient to offset the deduction of the Investor Fee and the Treasury Rate Charge, if applicable. In each case, the amount of your loss will be determined primarily in proportion to the decrease in the level of the Underlying Index from the Starting Value to the Ending Value (or, in the case of bear Notes, the increase in the level of the Underlying Index from the Starting Value to the Ending Value).

The “Starting Value” will be the closing level of the Underlying Index on the pricing date, as determined by the Calculation Agent. However, if a Market Disruption Event occurs on the pricing date, then the Calculation Agent will determine the Starting Value as set forth in the section “—Market Disruption Events” below.

The “Ending Value” will be the closing level of the Underlying Index on the Valuation Date. In the event that a Market Disruption Event occurs and is continuing on the Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “—Market Disruption Events.”

The “Leverage Factor,” which may be greater than or equal to one, represents the extent to which the performance of the Notes is affected by the performance of the Underlying Index. The Leverage Factor will be specified in the applicable term sheet.

The “Investor Fee” will be an amount, expressed as a percentage, that will accrue at the per annum rate specified in the applicable term sheet, and will accrete daily (at the specified rate divided by 365) from and including the pricing date to but excluding the Valuation Date.

The “Treasury Rate Charge,” if applicable, will be a charge accruing at a per annum rate equal to the then applicable U.S. Treasury Bill Auction Rate with a maturity of three months from and including the pricing date to but excluding the Valuation Date. The Treasury Rate Charge will be calculated as follows:

Where, for each business day (t) from and including the business day following the pricing date (such business day following the pricing date, t = 1) to but excluding the Valuation Date.

“Days” means the number of days from and including the prior business day to and excluding the current business day.

“3 MRt-1” means, with respect to a business day (t), the most recent weekly U.S. Treasury Bill Auction Rate with a maturity of three months on that business day (t).

The “Valuation Date” with respect to (i) the Redemption Amount payable on the Stated Maturity Date will be the fifth scheduled Index Business Day immediately preceding the Stated Maturity Date and (ii) the Early Redemption Amount payable on the Optional Redemption Date, the Mandatory Redemption Date, or the Commodity Redemption Date, as applicable, will be the date described below under “—Optional Redemption,” “—Mandatory Redemption,” and “—Commodity Hedging Disruption Event Redemption.” In the event that a Market Disruption Event occurs and is continuing on a Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “—Market Disruption Events.”

An “Index Business Day” means any day on which the Underlying Index or any successor indices are calculated and published.

Unless otherwise set forth in the applicable term sheet, a “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Interest

General

The Notes will accrue interest at a floating rate per annum calculated by reference to the interest rate base or interest rate formula (the “Interest Rate Basis”) specified in the applicable term sheet, plus or minus a Spread, calculated on the principal amount of the Notes. The “Spread” will be the number of basis points we specify in the applicable term sheet to be added to or subtracted from the Interest Rate Basis.

•	In the case of Notes for which the Interest Rate Basis is LIBOR (as defined below), interest payable on the Notes will be computed on the basis of a 360-day year and the actual number of days elapsed.

•

In the case of Notes for which the Interest Rate Basis is the U.S. Treasury Bill Auction Rate (as defined below), interest payable on the Notes will be computed on the basis of the actual number of days elapsed in the year.

The “Designated Maturity” will be the period to maturity of the instrument for which the Interest Rate Basis is calculated and will be specified in the applicable term sheet.

Unless otherwise specified in that term sheet, and unless the Notes are redeemed on an earlier date, interest will be payable only at maturity. Unless otherwise specified in the applicable term sheet, we will pay interest at maturity or upon an optional redemption, a mandatory redemption, or a redemption upon a Commodity Hedging Disruption Event to the person to whom we deliver the Redemption Amount or the Early Redemption Amount, as applicable, subject to the conditions described below under “—Optional Redemption,” “—Mandatory Redemption,” and “—Commodity Hedging Disruption Event Redemption.”

The floating interest rate may be reset periodically as specified in the applicable term sheet. Each date on which the interest rate will be reset is an “Interest Reset Date,” commencing on the initial Interest Reset Date specified in the applicable term sheet. If any scheduled Interest Reset Date falls on a day that is not a business day, that Interest Reset Date will be the immediately preceding business day, but only to the extent that the Calculation Agent has determined prior to that immediately preceding business day that the scheduled Interest Reset Date is not a business day, otherwise the Interest Reset Date will be the next succeeding business day.

The “Interest Determination Date” for any Interest Reset Date will be the day the Calculation Agent will refer to when determining the new Interest Rate Basis at which the floating interest rate will reset. Unless otherwise specified in the applicable term sheet:

•

If the Interest Rate Basis for the Notes is LIBOR, the Interest Determination Date for any Interest Reset Date will be the second London business day (as defined below) preceding that Interest Reset Date.

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If the Interest Rate Basis for the Notes is the U.S. Treasury Bill Auction Rate, the Interest Determination Date for any Interest Reset Date will be the day in the week in which that Interest Reset Date falls on which day Treasury Bills (as defined below) are auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held either on the following Tuesday or the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

LIBOR

“LIBOR” will equal the rate (expressed as a percentage per annum) for deposits in U.S. dollars having the Designated Maturity specified in the applicable term sheet that appears on Reuters page LIBOR01 (or any successor service or page) as of 11:00 A.M. (London time) on the second London business day immediately preceding the applicable Interest Reset Date.

If LIBOR cannot be determined as described above, the Calculation Agent will select four major banks in the London interbank market (which may include one of our affiliates). The Calculation Agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the second London business day immediately preceding the applicable Interest Reset Date. These quotations will be for deposits in U.S. dollars for having the Designated Maturity specified in the applicable term sheet. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, LIBOR for each interest period will be the arithmetic mean of those quotations. If fewer than two quotations are provided, the Calculation Agent will select three major banks in New York City (which may include one of our affiliates) and will then determine LIBOR for each interest period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 P.M., New York City time, on the second London business day immediately preceding the applicable Interest Reset Date. The rates quoted will be for loans in U.S. dollars, having the Designated Maturity specified in the applicable term sheet. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Calculation Agent are quoting rates, LIBOR for the applicable period will be the same as for the immediately preceding interest period.

A “London business day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

U.S. Treasury Bill Auction Rate

The “U.S. Treasury Bill Auction Rate” will equal:

(1) the rate from the auction held on the applicable Interest Determination Date (the “Auction”) of direct obligations of United States (“Treasury Bills”) having the Designated Maturity specified in the applicable term sheet on the display on Reuters page USAUCTION10 or page USAUCTION11 (or any successor service or page), or

(2) if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the applicable Calculation Date (as defined below), the rate of Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the applicable Calculation Date, the Bond Equivalent Yield (as defined below) of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the auction is not held, the Bond Equivalent Yield of the rate on that Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5) if the rate referred to in clause (4) is not published by 3:00 P.M., New York City time, on the applicable Calculation Date, the rate on that Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6) if the rate referred to in clause (5) is not published by 3:00 P.M., New York City time, on the applicable Calculation Date, the rate on that Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers, which may include MLPF&S or any other of our affiliates, selected by the Calculation Agent, for the issue of Treasury Bills, or

(7) if the dealers selected by the Calculation Agent are not quoting as mentioned in clause (6), the U.S. Treasury Bill Auction Rate as determined by the Calculation Agent based on its reasonable judgment.

The “Calculation Date,” if applicable, for any Interest Determination Date will be the tenth calendar day after that Interest Determination Date or, if the tenth calendar day is not a business day, the next succeeding business day.

The “Bond Equivalent Yield” will be a yield expressed as a percentage and calculated as follows:

D × N	×	100
360 - (D×M)

“D” means the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal.

“N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

“Reuters page USAUCTION10” or “Reuters page USAUCTION11” means the display on Reuters page USAUCTION10 or USAUCTION11 or any successor service or page thereto for the purpose of displaying the rate for direct obligations of the United States.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Optional Redemption

Holders may elect to redeem their Notes by giving an irrevocable written notice to the Trustee at any time on or after the Initial Optional Redemption Date and before the fifth scheduled Index Business Day prior to the Stated Maturity Date. We refer to the date on which an optional redemption occurs as the “Optional Redemption Date,” which will be the date that is five business days after the date notice is received by the Trustee if the notice is received by 11:00 A.M., New York City time and six business days after the date notice is received by the Trustee if the notice is received after 11:00 A.M., New York City time. The minimum redemption amount must be a minimum principal amount of $100,000 and integral multiples of $10,000 in excess of $100,000.

On any Optional Redemption Date, holders who have elected to redeem their Notes will receive a cash payment for each $1,000 in principal amount of the Notes equal to the “Early Redemption Amount,” which will be calculated as follows:

Leverage Factor × ($1,000 × NPV Factor) × (D - C) + ($1,000 + Funding Amount)

Where:

“D” = (Ending Value/Starting Value) - 1, (or, in the case of bear Notes, = (1 - (Ending Value/Starting Value)). For purposes of calculating the Early Redemption Amount payable on an Optional Redemption Date, the Valuation Date on which the Ending Value will be determined will be the business day on which notice of redemption is received if that notice is received before 11:00 A.M., New York City time. If a notice of redemption is received at or after 11:00 A.M., New York City time, the Valuation Date will be the following business day; provided, that in each case that such business day is also an Index Business Day. If the date the notice of redemption is received is not an Index Business Day, the Valuation Date will be the next Index Business Day following that notice date; provided, that if a Market Disruption

Event occurs on that Valuation Date, then the Ending Value will be determined according to the Ending Value Market Disruption Calculation. See “—Market Disruption Events.”

“C” = Investor Fee + Treasury Rate Charge, if applicable.

“NPV Factor,” if applicable, means a discount factor determined using a rate option of LIBOR, where the maturity for that determination is equal to the Days Remaining (as defined below); provided, that if that maturity period does not equal a period of time for which rates are available on Reuters page LIBOR01 as described above in the definition of LIBOR, then the LIBOR rate will be determined through the use of straight-line interpolation by reference to two LIBOR rates, one of which will be determined as if the maturity for that LIBOR rate were the period of time for which rates are available next shorter than the Days Remaining and the other of which will be determined as if the maturity for that LIBOR rate were the period of time for which rates are available next longer than the Days Remaining. If the applicable term sheet indicates that the NPV Factor is not applicable, then the NPV Factor for purposes of the calculation will equal 1.

“Days Remaining” means the number of days that are remaining in the term of the Notes from and including the Optional Redemption Date to but excluding the Stated Maturity Date.

“Funding Amount” means accrued and unpaid interest, if any, to the Optional Redemption Date.

To exercise the right to redeem the Notes, a holder must deliver a notice of redemption, which is attached as Annex A to this product supplement, to the Trustee, at any time on or after the Initial Optional Redemption Date and by 11:00 A.M., New York City time, on the fifth scheduled Index Business Day prior to the Stated Maturity Date. If a notice of redemption is received by the Trustee by 11:00 A.M., New York City time, the Trustee will give notice to us of that redemption notice by 12:00 P.M. on that business day. If a notice of redemption is received by the Trustee after 11:00 A.M., New York City time, the Trustee will give notice to us of that redemption notice by 12:00 P.M. on the following business day. A notice of redemption will be irrevocable. Because the Notes will be held in book-entry form, only DTC, as the registered holder of the Notes, may exercise the redemption right with respect to the Notes. Accordingly, beneficial owners of the Notes who wish to have all or any portion of their Notes redeemed must instruct the participant through which they own their interest to instruct DTC to exercise the redemption right on their behalf by forwarding the notice of redemption to the Trustee in accordance with the requirements described above. In order to ensure that we and the Trustee receive notices on a particular day, a beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from its customers. At the time that those instructions are given, a beneficial owner must also direct the participant through which it owns its interest to transfer its book-entry interest in the Notes, on DTC’s records, to the Trustee on our behalf.

Payment of the Early Redemption Amount is conditioned upon book-entry transfer of the Notes to the Trustee after delivery of the notice of redemption. Payment of the Early Redemption Amount will be made following the later of the Optional Redemption Date and the time of book-entry transfer. If the Trustee holds money sufficient to pay the Early Redemption Amount of the Notes subject to the notice of redemption on the business day following the Optional Redemption Date, then, on and after that date, those Notes will cease to be outstanding and all other rights of the holder will terminate, other than the right to receive the Early Redemption Amount upon book-entry transfer of the Notes.

Mandatory Redemption

If on any date before the fifth scheduled Index Business Day prior to the Stated Maturity Date, the closing level of the Underlying Index is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, we will redeem the Notes on the fifth business day following the Valuation Date (the “Mandatory Redemption Date”). If the Notes are subject to mandatory redemption, we will pay the holders of the Notes for each $1,000 in principal amount of the Notes the Early Redemption Amount on the Mandatory Redemption Date. For purposes of calculating the Early Redemption Amount payable on the Mandatory Redemption Date, the Funding Amount will be an amount equal to accrued and unpaid interest, if any, to the Mandatory Redemption Date, and the Valuation Date on which the Ending Value will be determined will be the Index Business Day immediately following the Trigger Date (as defined below); provided, that if a Market Disruption Event occurs on that Valuation Date, then the Ending Value will be determined according to the Ending Value Market Disruption Calculation. See “—Market Disruption Events.”

The “Lower Mandatory Redemption Trigger Level” and the “Upper Mandatory Redemption Trigger Level,” if applicable, will be expressed as a percentage of the Starting Value and will be specified in the applicable term sheet.

The “Trigger Date” means the date on which the closing level of the Underlying Index was equal to or less than the Lower Mandatory Redemption Trigger Level or equal to or greater than the Upper Mandatory Redemption Trigger Level, as applicable.

Commodity Hedging Disruption Event Redemption

If a Commodity Hedging Disruption Event (as defined below) occurs, we will have the right, but not the obligation, to redeem the Notes (in whole, and not in part) by providing written notice of our election to redeem the Notes to the Trustee, as promptly as possible and in no event later than two London business days following the day on which the Commodity Hedging Disruption Event has occurred. If we redeem the Notes, we will pay the holders of the Notes, for each $1,000 in principal amount, the Early Redemption Amount on the Commodity Redemption Date (as defined below).

For purposes of calculating the Early Redemption Amount payable on the Commodity Redemption Date, the Funding Amount will be an amount equal to accrued and unpaid interest, if any, to the Commodity Redemption Date, and the Valuation Date on which the Ending Value will be determined will be the second Index Business Day immediately succeeding the date we deliver notice to the Trustee of our election to redeem the Notes; provided that if a Market Disruption Event occurs on that Valuation Date, the Ending Value will be determined according to the Ending Value Market Disruption Calculation. See “—Market Disruption Events.” The Early Redemption Amount will be payable to holders of the Notes on the fifth business day following the Valuation Date (the “Commodity Redemption Date”).

A “Commodity Hedging Disruption Event” will occur if, for any reason whatsoever, we, after using commercially reasonable efforts, are unable to either (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of all or any part of any transaction or asset we deem necessary to hedge the risk of performing our commodity-related obligations with respect to the Notes (including, without limitation, any commodity-related payments on the Notes), or (ii) realize, recover or remit the proceeds of any such transaction or asset; including without limitation, any such inability arising as a result of the adoption of, or any change in, any law, regulation, rule or order applicable to us or our counterparties, or the promulgation of, or any change in the interpretation by any court, tribunal, or regulatory authority with competent authority or any relevant trading system or exchange facility, of any such applicable law, rule, regulation or order, in each case occurring on or after the pricing date.

Market Disruption Events

A “Market Disruption Event” means one or more of the following events, as determined by the Calculation Agent:

(1)	a material limitation, suspension, or disruption of trading in one or more Underlying Index components which results in a failure by the exchange on which each applicable Underlying Index component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Underlying Index component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Underlying Index component;

(4)	a suspension of trading in one or more Underlying Index components, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind or maintain all or a material portion of a hedge that we or our affiliates have effected or may effect as to the applicable Notes.

If a Market Disruption Event occurs on the pricing date, the Calculation Agent will establish an initial level for the Underlying Index (the “Initial Underlying Index Value”) and the “Starting Value” for that Underlying Index using the following “Starting Value Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Underlying Index and which is not affected by the Market Disruption Event (an “Unaffected Commodity Component”), both the Initial Underlying Index Value and the Starting Value will be based on the exchange published settlement price of such Unaffected Commodity Component on the pricing date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by the Underlying Index and which is affected by a Market Disruption Event (an “Affected Commodity Component”):

a.	The Calculation Agent will establish the Initial Underlying Index Value on the pricing date based on (i) the above-referenced settlement price of each Unaffected Commodity Component and (ii) the last exchange published settlement price for each Affected Commodity Component on the pricing date.

b.	The Calculation Agent will adjust the Initial Underlying Index Value for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Commodity Component on the first Index Business Day following the pricing date on which no Market Disruption Event occurs with respect to such Affected Commodity Component. In the event that a Market Disruption Event occurs with respect to any Affected Commodity Component on the first and second scheduled Index Business Day following the pricing date, the Calculation Agent (not later than the close of business in New York, New York on the second scheduled Index Business Day following the pricing date) will estimate the price of such Affected Commodity Component used to determine the Starting Value in a manner that the Calculation Agent considers commercially reasonable under the circumstances.

c.	The final term sheet will set forth the Initial Underlying Index Value, a brief statement of the facts relating to the establishment of the Initial Underlying Index Value (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)	The Calculation Agent will determine the Initial Underlying Index Value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Underlying Index. The exchange on which a commodity or futures contract, the value of which is tracked by the Underlying Index, is traded for purposes of the above definition means the exchange used to value such contract for the calculation of the Underlying Index.

If a Market Disruption Event occurs on the Valuation Date, the Underlying Index level used to calculate the Ending Value will be determined according to the Ending Value Market Disruption Calculation (as described below). If the Calculation Agent determines that the scheduled Valuation Date is not an Index Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, the Ending Value will equal the closing level of the Underlying Index on the next Index Business Day, provided that if a Market Disruption Event occurs on that date, the Underlying Index level used to calculate the Ending Value will be determined according to the Ending Value Market Disruption Calculation described below. If no such days occur prior to the second scheduled Index Business Day before the Stated Maturity Date of the Notes, the Ending Value will be determined (or, if not determinable, estimated) by the Calculation Agent on the second scheduled Index Business Day before the Stated Maturity Date of the Notes in a manner which the Calculation agent considers commercially reasonable under the circumstances.

If a Market Disruption Event has occurred on the Valuation Date, the Ending Value will be determined by the Calculation Agent using the following “Ending Value Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract the value of which is tracked by the Underlying Index and which is not affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the Valuation Date.

(2)

With respect to each commodity or futures contract the value of which is tracked by the Underlying Index and which is affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the first day following the Valuation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any commodity or futures contract, the value of which is tracked by the Underlying Index, on the Valuation Date and on

each day to and including the second scheduled Index Business Day prior to maturity, the price of such contract used to determine the closing value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)	The Calculation Agent shall determine the closing value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Underlying Index. The exchange on which a commodity or futures contract, the value of which is tracked by the Underlying Index, is traded for purposes of the foregoing definition means the exchange used to value such contract for the calculation of the Underlying Index.

Determinations by the Calculation Agent

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on us and the holders and beneficial owners of Notes.

Adjustments to an Underlying Index

If at any time an Underlying Index Publisher makes a material change in the formula for or the method of calculating the applicable Underlying Index, or in any other way materially modifies that Underlying Index so that the Underlying Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Underlying Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of the Underlying Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of the applicable Underlying Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Underlying Index, as so adjusted. Accordingly, if the method of calculating the Underlying Index is modified so that the value of the Underlying Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Underlying Index in order to arrive at a level of the Underlying Index as it had not been modified.

Discontinuance of an Underlying Index

If an Underlying Index Publisher discontinues publication of the Underlying Index to which an issue of the Notes is linked, and such Underlying Index Publisher or another entity publishes a successor or substitute underlying index that the Calculation Agent determines, in its sole discretion, to be comparable to that Underlying Index (a “successor underlying index”), then, upon the Calculation Agent’s notification of that determination to the Trustee and us, the Calculation Agent will substitute the successor underlying index as calculated by the relevant Underlying Index Publisher or any other entity and calculate the Ending Value as described above under “—Payment at Maturity.” Upon any selection by the Calculation Agent of a successor underlying index, the Calculation Agent will cause written notice thereof to be promptly furnished to the Trustee, to us, and the holders of the Notes.

In the event that an Underlying Index Publisher discontinues publication of an Underlying Index and:

•	the Calculation Agent does not select a successor underlying index; or

•	the successor underlying index is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for the Underlying Index in accordance with the procedures last used to calculate the Underlying Index before any discontinuance. If a successor underlying index is selected or the Calculation Agent calculates a level as a substitute for an Underlying Index as described below, the successor underlying index or level will be used as a substitute for that Underlying Index for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If an Underlying Index Publisher discontinues publication of the applicable Underlying Index before the Valuation Date, and the Calculation Agent determines that no successor underlying index is available at that time, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor underlying index is available,

the Calculation Agent will determine the level that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will make available to holders of the Notes information as to each such level; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the Calculation Agent in its reasonable discretion.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index to which your Notes are linked may adversely affect trading in the Notes.

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding Notes as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Underlying Index, the amount of interest payable on the Notes, the Investor Fee, the Redemption Amount or Early Redemption Amount, as applicable, Interest Reset Dates, Interest Determination Dates, Calculation Dates, any Market Disruption Events, any Commodity Hedging Disruption Events, a successor underlying index, Index Business Days, business days, London business days, Valuation Dates, and calculations related to the discontinuance of any Underlying Index. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.

We expect to appoint MLCI or one of our other affiliates as the Calculation Agent for each series of the Notes. However, we may change the Calculation Agent at any time without notifying you. The identity of the Calculation Agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The Notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the Notes in immediately available funds. We will pay the Redemption Amount or the Early Redemption Amount, as applicable, in immediately available funds so long as the Notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, with respect to any series of the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the Notes matured on the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the Original Offering Price of your Notes. In case of a default in payment of the Notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

No Listing

Unless otherwise specified in the applicable term sheet, we will not list the Notes on any securities exchange or quotation system.

THE UNDERLYING INDICES

The Underlying Indices to which your Notes will be linked include the Dow Jones-UBS Commodity IndexSM (Excess Return and Total Return), the S&P GSCI Index (Excess Return and Total Return), the Rogers International Commodity Index® (Excess Return and Total Return), the Merrill Lynch Commodity index eXtraSM (Excess Return and Total Return), or any related sub-indices to any of these indices. The applicable term sheet will specify the applicable Underlying Index of your Notes.

We may provide historical level information for the Underlying Index in the applicable term sheet. You should not take any of those historical levels as an indication of the future performance of the Underlying Index or what the market value of the Notes may be. Any historical upward or downward trend in the level of the applicable Underlying Index is not an indication that the level of the Underlying Index is more or less likely to increase or decrease at any time over the term of the Notes.

All disclosures contained in this product supplement regarding the Dow Jones-UBS Commodity IndexSM, the S&P GSCI™, the Rogers International Commodity Index®, and the Merrill Lynch Commodity index eXtraSM, including, without limitation, their respective make-ups, methods of calculation, and changes in their respective components, have been derived from publicly available sources. The information regarding these Underlying Indices reflects the policies of, and is subject to change by, the applicable Underlying Index Publisher as stated in those sources, and these policies are subject to change at the discretion of the Underlying Index Publishers. The Underlying Index Publishers have no obligation to continue to publish, and may discontinue publication of, any Underlying Index. The consequences of an Underlying Index Publisher discontinuing publication of an Underlying Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Underlying Index.”

None of us, the Calculation Agent, or any of the selling agents accepts any responsibility for the calculation, maintenance or publication of any Underlying Index, or any respective successor index.

Dow Jones-UBS Commodity IndexSM

“Dow Jones,” “UBS,” “Dow Jones-UBS Commodity IndexSM—Excess Return”, and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS”), as the case may be, and have been licensed for use by us for certain purposes. The Notes are not sponsored, endorsed, sold, or promoted by Dow Jones, UBS, or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in the Notes.

Acquisition by UBS

On May 6, 2009, UBS completed its previously announced acquisition of AIG’s commodity index business. Dow Jones has indicated that the Dow Jones-UBS Commodity IndexSM will have an identical methodology as the Dow Jones-AIG Commodity IndexSM, and will take the same form and format as the Dow Jones-AIG Commodity IndexSM.

Until June 18, 2009, Dow Jones published all Dow Jones-AIG Commodity Indices and Dow Jones-UBS Commodity Indices under two ticker symbols—the Dow Jones-AIG version (“DJAIG”) and the new Dow Jones-UBS version (“DJUBS”). After June 18, 2009, Dow Jones discontinued the publication and distribution of the DJAIG ticker symbol.

General

The Dow Jones-UBS Commodity IndexSM is a proprietary index that provides a liquid and diversified benchmark for commodities investments. The Dow Jones-UBS Commodity IndexSM was established on July 14, 1998. There are 23 futures contracts on physical commodities eligible for inclusion in the Dow Jones-UBS Commodity IndexSM (each, an “DJ-UBS Index Component”). A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 23 commodities that are eligible for inclusion in the Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Index Commodities”) are as follows: aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat, and zinc. The 19 DJ-UBS Index Commodities selected for 2009 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat, and zinc. Futures contracts on the Dow Jones-UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”). The DJ-UBS Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel, and zinc, which trade on the London Metals Exchange (the “LME”). The designated futures contracts for the Dow Jones-UBS Commodity IndexSM are set forth below in the section entitled “—Designated Contacts for Each DJ-UBS Index Commodity.” The actual DJ-UBS Index Commodities included in the Dow Jones-UBS Commodity IndexSM are set forth below in the section “—Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity Index SM.”

The Dow Jones-UBS Commodity IndexSM tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each DJ-UBS Index Component occurs over a period of five DJ-UBS Business Days (as defined below) each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Dow Jones-UBS Commodity IndexSM and for calculating its level is subject to modification by Dow Jones and UBS at any time. Currently, Dow Jones publishes a daily settlement price for the Dow Jones-UBS Commodity IndexSM at approximately 5:00 p.m., New York time, on each DJ-UBS Business Day on Bloomberg, L.P., under the symbol “DJUBS”.

A “DJ-UBS Business Day” means a day on which the sum of the DJ-UBS Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity IndexSM”) for the DJ-UBS Index Commodities that are open for trading is greater than 50%.

The Dow Jones-UBS Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities included in the Dow Jones-UBS Commodity IndexSM. The Dow Jones-UBS Commodity IndexSM was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Dow Jones-UBS Commodity IndexSM uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones-UBS Commodity IndexSM primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones-

UBS Commodity IndexSM also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually and, in addition, the Dow Jones-UBS Commodity IndexSM is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Dow Jones-UBS Commodity IndexSM is intended to provide a stable benchmark, so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Dow Jones-UBS Commodity IndexSM.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones-UBS Commodity IndexSM can accommodate substantial investment flows.

Designated Contracts for Each DJ-UBS Index Commodity

A futures contract known as a Designated Contract is selected by UBS for each DJ-UBS Index Commodity. With the exception of several LME contracts, where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a DJ-UBS Index Commodity, UBS selects the futures contract that is traded in North America and denominated in United States dollars. If more than one of those contracts exists, UBS will select the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Dow Jones-UBS Commodity Index SM. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the DJ-UBS Index Commodities eligible for inclusion in the Dow Jones-UBS Commodity IndexSM are traded on the Chicago Board of Trade (“CBOT”), the LME, the Chicago Mercantile Exchange (“CME”), the New York Board of Trade (“NYBOT”), the Commodities Exchange (the “COMEX”) and the New York Mercantile Exchange (the “NYMEX”), and are as follows:

Index Commodity	Designated Contract and Price Quote	Current Weightings of Designated Contracts (1)	Exchange	Units
Aluminum	High Grade Primary Aluminum $/metric ton	6.79%	LME	25 metric tons

Coffee	Coffee “C” cents/pound	2.73%	NYBOT	37,500 lbs

Copper (2)	Copper cents/pound	11.18%	COMEX	25,000 lbs

Corn	Corn cents/bushel	3.88%	CBOT	5,000 bushels

Cotton	Cotton cents/pound	2.35%	NYBOT	50,000 lbs

Crude Oil	Light, Sweet Crude	16.81%	NYMEX	1,000 barrels

	Oil $/barrel

Gold	Gold $/troy oz.	7.73%	COMEX	100 troy oz.

Heating Oil	Heating Oil cents/gallon	3.53%	NYMEX	42,000 gallons

Lean Hogs	Lean Hogs cents/pound	1.54%	CME	40,000 lbs

Live Cattle	Live Cattle cents/pound	3.53%	CME	40,000 lbs

Natural Gas	Henry Hub Natural Gas $/mmbtu	8.04%	NYMEX	10,000 mmbtu

Nickel	Primary Nickel $/metric ton	3.44%	LME	6 metric tons

Silver	Silver cents/troy oz.	3.56%	COMEX	5,000 troy oz.

Soybeans	Soybeans cents/bushel	5.84%	CBOT	5,000 bushels

Soybean Oil	Soybean Oil cents/pound	2.24%	CBOT	60,000 lbs

Sugar	World Sugar No. 11 cents/pound	5.20%	NYBOT	112,000 lbs

Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending cents/gallon	4.76%	NYMEX	42,000 gallons

Wheat	Wheat cents/bushel	2.94%	CBOT	5,000 bushels

Zinc	Special High Grade Zinc $/metric ton	3.92%	LME	25 metric tons

(1)	Reflects the approximate weightings as of September 30, 2009 of the nineteen commodities currently included in the Dow Jones-UBS Commodity Index SM.

(2)

The Dow Jones-UBS Commodity IndexSM uses the high grade copper contract traded on the COMEX Division of the NYMEX as the Designated Contract for Copper, but uses COMEX prices for this Designated Contact and the LME copper contract volume data in determining the weighting for the Dow Jones-UBS Commodity IndexSM.

Commodity Groups

For purposes of applying the diversification rules discussed herein, each of the eligible DJ-UBS Index Commodities are assigned to “Commodity Groups.” The Commodity Groups, the commodities of each and the index weighting of each Commodity Group as of September 30, 2009 are as follows:

Commodity Group:	Commodities:	Index Weighting by Commodity Group as of September 30, 2009 (1):
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline (RBOB)	33.14%

Agriculture	Corn Soybeans Soybean Oil Wheat Coffee Cotton Sugar	25.18%

Industrial Metals	Aluminum Copper Nickel Zinc	25.33%

Livestock	Lean Hogs Live Cattle	5.07%

Precious Metals	Gold Silver	11.29%

(1)	Reflects the rounded weightings of the six Commodity Groups currently included in the Dow Jones-UBS Commodity IndexSM.

Index Multipliers

The following is a list of the DJ-UBS Index Commodities included in the Dow Jones-UBS Commodity IndexSM for 2009, as well as their respective DJ-UBS Commodity Index Multipliers for 2009:

DJ-UBS Index Commodity	2009 DJ-UBS Commodity Index Multiplier
Aluminum	0.115420380
Coffee	68.100845940
Copper	126.467801040

DJ-UBS Index Commodity	2009 DJ-UBS Commodity Index Multiplier
Corn	35.938858790
Cotton	119.454917530
Crude Oil	7.592336320
Gold	0.244395540
Heating Oil	61.493914290
Lean Hogs	98.757229960
Live Cattle	130.707755740
Natural Gas	52.957386400
Nickel	0.006139090
Silver	6.811632160
Soybeans	20.082708710
Soybean Oil	208.464754610
Sugar	653.655142790
Unleaded Gasoline	86.611391080
Wheat	20.461483020
Zinc	0.063917040

Index Supervisory and Advisory Committees

Prior to January 1, 2007, a Dow Jones-UBS Commodity IndexSM oversight committee (the “DJ-UBS Oversight Committee”) reviewed and approved procedures for calculating the Dow Jones-UBS Commodity IndexSM. Effective January 1, 2007, however, Dow Jones and AIG replaced the DJ-UBS Oversight Committee with a two-tier oversight structure comprised of a Dow Jones-UBS Commodity IndexSM supervisory committee (the “DJ-UBS Supervisory Committee”) and the DJ-UBS Advisory Committee in order to expand the breadth of input into the decision-making process while also providing a mechanism for more rapid reaction to market disruptions and extraordinary changes in market conditions. The DJ-UBS Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones, and will make all final decisions relating to the Dow Jones-UBS Commodity IndexSM with the advice and recommendations of the DJ-UBS Advisory Committee. The DJ-UBS Advisory Committee consists of six to twelve members drawn from the financial and academic communities. Both the DJ-UBS Supervisory Committee and the DJ-UBS Advisory Committee meet annually in June or July to consider any changes to be made to the Dow Jones-UBS Commodity IndexSM for the coming year. These committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection to the oversight of the Dow Jones-UBS Commodity IndexSM.

Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity Index SM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings and the recalculation of the composition of the Dow Jones-UBS Commodity IndexSM will be determined each year in June by UBS under the supervision of the DJ-UBS Supervisory Committee, and such determination will be reviewed by the DJ-UBS Supervisory Committee and the DJ-UBS Advisory Committee at their June or July meeting. Once approved by the DJ-UBS Supervisory Committee, the new composition of the Dow Jones-UBS Commodity IndexSM is announced in July following such meeting, and takes effect in the month of January immediately following that announcement.

Each June, for each commodity designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM, liquidity is measured by the commodity liquidity percentage (the

“CLP”) and production is measured by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic United States dollar value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic United States dollar value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Dow Jones-UBS Commodity IndexSM and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Dow Jones-UBS Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-UBS Commodity IndexSM as of January of the applicable year:

No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Dow Jones-UBS Commodity IndexSM;

No single commodity may constitute more than 15% of the Dow Jones-UBS Commodity IndexSM;

No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-UBS Commodity IndexSM; and

No single commodity in the Dow Jones-UBS Commodity IndexSM (e.g., natural gas or silver) may constitute less than 2% of the Dow Jones-UBS Commodity IndexSM.

Following the annual reweighting and rebalancing of the Dow Jones-UBS Commodity IndexSM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentage set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the Dow Jones-UBS Commodity IndexSM by calculating the new unit weights for each DJ-UBS Index Commodity. On the fourth business day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the commodities to be included in the Dow Jones-UBS Commodity IndexSM for such day to create the Commodity Index Multiplier (the “CIM”) for each of the commodities. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each commodity included in the Dow Jones-UBS Commodity IndexSM will float throughout the year until the CIMs are reset the following year based on new CIPs.

Computation of the Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM is calculated by Dow Jones, in conjunction with UBS, by applying the impact of the changes to the prices of the DJ-UBS Index Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-UBS Commodity IndexSM is a mathematical process whereby the CIMs for the commodities included in the DJ-UBS Index Components are multiplied by the prices for the DJ-UBS Index Components. These products are then summed. The daily percentage change in this sum is then applied to the prior day’s level of the Dow Jones-UBS Commodity IndexSM to calculate the current level of the Dow Jones-UBS Commodity IndexSM.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones and UBS licensing to us and to certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the Dow Jones-UBS Commodity IndexSM, which is owned and published by Dow Jones and UBS, in connection with certain products, including the Notes.

The license agreement provides that the following language must be set forth in this product supplement:

The Notes are not sponsored, endorsed, sold, or promoted by Dow Jones, UBS, UBS Securities LLC (“UBS Securities”), or any of their subsidiaries or affiliates. None of Dow Jones, UBS, UBS Securities, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, UBS, UBS Securities, or any of their subsidiaries or affiliates to us is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-UBS Commodity IndexSM which is determined, composed, and calculated by Dow Jones in conjunction with UBS Securities without regard to us or the Notes. Dow Jones and UBS Securities have no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing, or calculating the Dow Jones-UBS Commodity IndexSM. None of Dow Jones, UBS, UBS Securities, or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, UBS, UBS Securities, or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the holders of the Notes, in connection with the administration, marketing, or trading of the Notes. Notwithstanding the foregoing, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes, but which may be similar to and competitive with the Notes. In addition, UBS, UBS Securities, and their subsidiaries and affiliates actively trade commodities, commodity indexes, and commodity futures (including the Dow Jones-UBS Commodity IndexSM—Excess Return and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options, and derivatives which are linked to the performance of such commodities, commodity indexes, and commodity futures. It is possible that this trading activity will affect the level of the Dow Jones-UBS Commodity IndexSM and the value of the Notes.

This product supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS, UBS Securities, or any of their subsidiaries or affiliates. The information in this term sheet regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS, UBS Securities, or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Notes. None of Dow Jones, UBS, UBS Securities, or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow

Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS, UBS SECURITIES, OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS, UBS SECURITIES, OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS, UBS SECURITIES, OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS, UBS SECURITIES, OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEX SM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS, UBS SECURITIES, OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS, UBS SECURITIES, AND US.

S&P GSCI™

The S&P GSCI™ is a composite index of commodity sector returns representing an unleveraged, long-only investment in commodity futures that is broadly diversified across the spectrum of commodities. The returns are calculated on a fully collateralized basis with full reinvestment. The combination of these attributes is intended to provide investors with a representative and realistic picture of realizable returns attainable in the commodities markets.

Individual components qualify for inclusion in the S&P GSCI™ on the basis of liquidity and are weighted by their respective world production quantities.

The Goldman Sachs Group, Inc. (the “Goldman Group”) first began publishing the S&P GSCI™ in 1991. In addition, although the S&P GSCI™ was not published prior to that time, the Goldman Group calculated the historical value of the S&P GSCI™ and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology, and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology, and procedures adopted in 1991). The S&P GSCI™ was normalized to a value of 100 on January 2, 1970, in order to permit comparisons of the value of the S&P GSCI™ to be made over time. S&P acquired the S&P GSCI™ in February 2007.

S&P GSCI™ Methodology

The S&P GSCI™ methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the S&P GSCI™; (2) the methodology for determining the weight of each contract; (3) the methodology for determining the contract expirations of each contract included in the S&P GSCI™; (4) the methodology for determining the normalizing constant used in calculating the value of the S&P GSCI™; and (5) the methodology for calculating the value of the S&P GSCI™. Together, these elements determine the value of the S&P GSCI™ on any given day, which is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time. The

2009 normalizing constant of 6,083.663 replaced the 2008 normalizing constant of 5,922.637 beginning with the first roll date on January 8, 2009.

S&P GSCI™ Committee

The S&P GSCI™ Committee (the “S&P GSCI™ Committee”) oversees the daily management and operations of the S&P GSCI™, and is responsible for all analytical methods and calculation in the sub-indices of the S&P GSCI™. The S&P GSCI™ Committee is comprised of three full-time professional members of S&P’s staff and two members of the Goldman Group. At each meeting, the S&P GSCI™ Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the S&P GSCI™ Committee may revise index policy covering rules for selecting commodities, or for other matters.

S&P has established a S&P GSCI™ Index Advisory Panel (the “S&P GSCI™ Panel”) to assist it in connection with the operation of the S&P GSCI™. The S&P GSCI™ Panel meets on an annual basis and at other times at the request of the S&P GSCI™ Committee. The principal purpose of the S&P GSCI™ Panel is to advise the S&P GSCI™ Committee with respect to, among other things, the calculation of the S&P GSCI™, the effectiveness of the S&P GSCI™ as a measure of commodity futures market performance, and the need for changes in the composition or methodology of the S&P GSCI™. The S&P GSCI™ Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation, or operation of the S&P GSCI™.

S&P GSCI™ Contract Eligibility Requirements

To be eligible for inclusion in the S&P GSCI™, a commodity futures contract (a “S&P GSCI™ Contract”) must:

(i)	be based on a physical commodity and may not be based on a financial commodity;

(ii)	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;

(ii)	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;

(iv)	be denominated in U.S. dollars;

(v)	be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:

(a)	makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;

(b)	makes reliable trading information available to S&P so that S&P can make monthly determinations;

(c)	accepts bids and offers from multiple participants or price providers; and

(d)	is accessible to a sufficiently broad range of participants;

(vi)	include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the S&P GSCI™ Committee, may determine that a shorter time period is sufficient or that historical reference prices for that S&P GSCI™ Contract may be derived from Reference Price for a similar or related S&P GSCI™ Contract;

(vii)	include a reference price for that S&P GSCI™ Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility is open and trades in the S&P GSCI™ Contract;

(viii)	have available volume data for at least three months immediately preceding the date on which the determination is made;

(ix)	be traded over a sufficient time period on each day so as to sufficiently support the tradability of the S&P GSCI™ taken as a whole; and

(x)	satisfy volume trading requirements and certain percentage dollar weight requirements.

Twenty-four contracts currently satisfy the eligibility requirements for inclusions in the S&P GSCI™:

Trading Facility	Commodity (Contract)	Ticker	2008 Contract Production Weight	2009 Contract Production Weight	2009 Average Contract Reference Price ($)	2008 Percentage Dollar Weight	2009 Percentage Dollar Weight	Total Dollar Traded Value (USD bn)	2009 Trading Volume Multiple
CBT	Wheat (Chicago)	W	17,608.84	18,284.34	8.724	3.83%	3.87%	890.7	115
KBT	Wheat (Kansas)	KW	4,038.438	3,648.020	9.056	0.91%	0.80%	184.5	115
CBT	Corn	C	25,047.14	26,040.59	5.294	3.30%	3.34%	1,533.3	229
CBT	Soybeans	S	6,727.534	7,134.814	12.749	2.14%	2.20%	2,368.7	537
ICE—US	Coffee “C”	KC	16,531.10	16,402.18	1.380	0.57%	0.55%	288.8	263
ICE—US	Sugar#11	SB	321,233.7	326,600.0	0.117	0.94%	0.93%	358.0	192
ICE—US	Cocoa	CC	3.47784	3.602584	2,487.083	0.22%	0.22%	91.1	210
ICE—US	Cotton #2	CT	44,904.52	46,706.92	0.699	0.78%	0.79%	237.7	150
CME	Lean Hogs	LH	60,793.40	63,629.95	0.663	1.01%	1.02%	222.5	109
CME	Cattle (Live)	LC	80,690.59	87,753.95	0.977	1.96%	2.08%	361.5	87
CME	Cattle (Feeder)	FC	13,826.24	14,720.39	1.097	0.38%	0.39%	68.1	87
NYM / ICE	Oil (WTI Crude)	WTI	14,822.00	15,418.16	106.367	39.30%	39.75%	20,049.7	252
NYM	Oil (#2 Heating)	HO	69,165.06	67,072.57	2.962	5.11%	4.82%	2,429.1	252
NYM	Oil (RBOB)	RB	66,013.97	71,853.63	2.703	4.45%	4.71%	2,374.2	252
ICE—UK	Oil (Brent Crude)	BRT	5,373.649	5,364.404	105.194	14.09%	13.68%	6,898.9	252

ICE—UK	Oil (Gasoil)	GO	216.2461	225.6823	952.521	5.13%	5.21%	2,628.1	252
NYM / ICE	Natural Gas	NG	28,870.60	28,781.35	9.207	6.63%	6.42%	6,795.1	529
LME	Aluminum (High Gd. Prim.)	IA	34.9220	36.198	2,764.229	2.41%	2.43%	3,098.6	639
LME	Copper—Grade A	IC	15.46	15.84	7,877.021	3.04%	3.02%	4,612.7	763
LME	Standard Lead	IL	6.752	7.030	2,690.417	0.45%	0.46%	391.0	426
LME	Primary Nickel	IN	1.20	1.242	26,232.083	0.78%	0.79%	729.2	462
LME	Zinc (Special High Grade)	IZ	9.672	10.008	2,352.146	0.57%	0.57%	858.1	752
CMX	Gold	GC	81.5343	80.76268	869.975	1.77%	1.70%	3,196.1	938
CMX	Silver	SI	605.7201	622.4385	16.177	0.24%	0.24%	733.4	1,502

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract, multiplied by the appropriate contract production weight (“CPW”) and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each commodity on any given day is equal to the product of (i) the daily contract reference price, (ii) the appropriate CPW, and (iii) during a roll period, the appropriate “roll weight” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in that event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on that price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Contract Expirations

Because the S&P GSCI™ is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, in consultation with the S&P GSCI™ Panel, provided that each such contract must be an “active contract.” For this purpose, an “active contract” is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which the deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.

License Agreement

S&P does not guarantee the accuracy and/or the completeness of the S&P GSCI™ or any data included in the S&P GSCI™. S&P shall have no liability for any errors, omissions, or interruptions in the S&P GSCI™. S&P makes no warranty, express or implied, as to results to be obtained by MLPF&S, us, holders of the Notes or any other person or entity from the use of the S&P GSCI™ or any data included in the S&P GSCI™ in connection with the rights licensed under the license agreement described in this product supplement or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P GSCI™ or any data included in the S&P GSCI™. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages, including lost profits, even if notified of the possibility of these damages.

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the S&P GSCI™ in connection with offerings of the Notes. The license agreement provides that the following language must be stated in this product supplement:

The Notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI™ to track general commodity market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI™ which is determined, composed, and calculated by S&P without regard to MLPF&S, us or the Notes. S&P has no obligation to take the needs of MLPF&S, our needs or the needs of the holders of the Notes into consideration in determining, composing, or calculating the S&P GSCI™. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Note are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

The S&P GSCI™ is not owned, endorsed, or approved by or associated with The Goldman Sachs Group, Inc. or its affiliated companies.

Rogers International Commodity Index®

“Jim Rogers,” “James Beeland Rogers, Jr.,” “Rogers,” “Rogers International Commodity Index® —Excess ReturnSM,” “RICI®—Excess ReturnSM,” “Rogers International Commodity Index®—Total ReturnSM,” and “RICI®—Total ReturnSM” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of, Beeland Interests, Inc. (“Beeland”), which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The name and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

The Rogers International Commodity Index® (the “RICI®”) may be calculated as either a total return index or an excess return index and we refer herein to such indices collectively as the “RICI® Indices.”

Overview

The RICI® Indices are composite, U.S. dollar-based, indices created by James B. Rogers, Jr. (“Rogers”) in the late 1990’s. Rogers and Beeland are not affiliated with us or MLPF&S. None of us, the Calculation Agent, nor MLPF&S is affiliated with Rogers or Beeland, or participate in designing the RICI® Indices. MLCI, one of our affiliates, is a representative on the RICI® Committee (as defined below). The level of each of the RICI® Indices is calculated by CQG, Inc. in its capacity as the RICI® Official Global Calculation Agent of the RICI® Indices.

The RICI® represents the value of a basket of commodities consumed in the global economy (the “RICI® Index Commodities”). The value of each component is based on closing prices of the corresponding futures contracts, each of which is valued as part of a fixed-weight portfolio.

Below is a list of the futures contracts included in the RICI® Indices (the “RICI® Index Components”), together with their respective symbols, exchanges, currencies and the RICI® Initial Weights (as defined below):

Contract	Symbol	Exchange	Currency	RICI® Initial Weight*
Crude Oil	CL	NYMEX	USD	21.00%
Brent	BRN	ICE[1] EU	USD	14.00%
Wheat	W	CBOT	USD	7.00%
Corn	C	CBOT	USD	4.75%
Cotton	CT	ICE US	USD	4.20%
Aluminum	AH	LME[2]	USD	4.00%
Copper	CA	LME	USD	4.00%
Soybeans	S	CBOT	USD	3.35%
Gold	GC	COMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
RBOB Gasoline	RB	NYMEX	USD	3.00%
Soybean Oil	BO	CBOT	USD	2.17%
Coffee	KC	ICE US	USD	2.00%
Lead	PB	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Silver	SI	COMEX	USD	2.00%
Sugar	SB	ICE US	USD	2.00%
Zinc	ZS	LME	USD	2.00%
Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	NYMEX	USD	1.80%
Gas Oil	GAS	ICE EU	USD	1.20%
Cocoa	CC	ICE US	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Nickel	NI	LME	USD	1.00%
Rubber	81	TOCOM	JPY	1.00%
Tin	SN	LME	USD	1.00%
Canola	RS	ICE CA	CAD	0.77%
Soybean Meal	SM	CBOT	USD	0.75%
Orange Juice	OJ	ICE US	USD	0.66%
Oats	O	CBOT	USD	0.50%
Rice	RR	CBOT	USD	0.50%
Palladium	PA	NYMEX	USD	0.30%
Azuki Beans	101	TGE	JPY	0.15%
Greasy Wool	GW	SFE	AUS	0.10%

*	The weights shown above are the weights of each RICI® Index Component as of the August 2009 roll period.

1

ICE Futures through its affiliate ICE Data LLP provides the pricing data for the ICE components of the RICI® and such data is used subject to license by ICE Futures and ICE Data LLP; but for such license, Beeland Interests, Inc. would not have the right to use such pricing data in providing the RICI® Index Values through its RICI® Official Global Calculation Agent, CQG, Inc. The ICE pricing data is provided “as is” and without representation or warranty.

2

The London Metal Exchange Limited provides the pricing data for the LME components of the RICI®. All references to the LME pricing data are used with the permission of the LME and LME has no involvement with and accepts no responsibility for any RICI® product or any part of the Rogers International Commodity Index®, Rogers International Commodity Index®—Metals, Rogers International Commodity Index®—Industrial Metals, their suitability as the basis for an investment, or their future performance.

The RICI® Committee

The RICI® Indices are maintained and reviewed by the members of the Rogers International Commodity Index® Committee (the “RICI® Committee”). For the sake of transparency, consistency, and stability, composition changes are rare, and generally occur only after significant shifts in the world economy or markets. When such an event necessitates that one component be modified, the entire RICI® Indices are reviewed. The RICI® Committee members monitor the RICI® Indices daily in case of needed changes. The RICI® Committee bases its selection on world consumption patterns and liquidity.

Index Composition

The Process

The contracts chosen for the basket of commodities that are included in the RICI® Indices are required to fulfill the various conditions described below. Generally, the selection and weights of the items in the RICI® Indices are reviewed annually by the RICI® Committee, and weights for the next year are assigned every December. The composition of the RICI® Indices are modified only in rare occasions, in order to maintain investability and stability, and the composition of the RICI® Indices generally will not be changed unless severe circumstances in fact occur. Such “severe circumstances” may include (but are not restricted to):

•	continuous adverse trading conditions for a single contract (e.g., trading volume collapses); or

•	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

To date, there have been few changes in the composition of the RICI® Indices in the history of the RICI® Indices.

Exchanges and Non-Traded Items

All commodities included in the RICI® Indices must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification. The 11 international exchanges currently recognized by the RICI® Committee are:

1. Chicago Mercantile Exchange (USA)

2. Chicago Board of Trade (USA)

3. ICE Futures US (USA)

4. NYMEX (USA)

5. ICE Futures Canada (Canada)

6. ICE Futures Europe (UK)

7. London Metal Exchange (UK)

8. Sydney Futures Exchange (Australia)

9. COMEX (USA)

10. The Tokyo Commodity Exchange (Japan)

11. Tokyo Grain Exchange (Japan)

General Contract Eligibility

A commodity may be considered suitable for inclusion in the RICI® Indices if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured via tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to be included in the RICI® Indices. Commodities that are merely linked to national consumption patterns will not be considered. The RICI® Indices are not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s most consumed commodities is actively monitored and analyzed by the members of the RICI® Committee throughout the year. In order to obtain the most accurate view of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weights included in the RICI® Indices. Sources of data as to global commodity consumption include:

•	Industrial Commodity Statistics Yearbook, United Nations (New York)

•	Commodity Trade Statistics Database, United Nations Statistics Division (New York)

•	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)

•	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, DC)

•	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (Arlington, VA)

•	Monthly Bulletin, International Lead and Zinc Study Group (London)

•	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)

•	Rubber Statistical Bulletin, International Rubber Study Group (London)

•	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC) (Saudi Arabia)

•	Sugar Yearbook, International Sugar Organization (ISO) (London)

•	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)

•	World Commodity Forecasts, Economist Intelligence Unit (London)

•	World Cotton Statistics, International Cotton Advisory Committee (Washington, DC)

•	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to determine whether a specific commodity contract is actually investable, the RICI® Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the American Futures Industry Association (Washington D.C., United States). Additionally, individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the RICI® Indices, taking legal considerations into account. Beyond liquidity, the RICI® Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weights

Initial Weights

The initial weights of the futures contracts in the RICI® Indices were effective as of the August 2009 roll period and are set forth in the table above (the “RICI® Initial Weights”).

Changes in Weights and/or Index Composition

As noted, the RICI® Committee reviews the selection and weights of the futures contracts in the RICI® Indices annually. Thus, weights are potentially reassigned during each month of December for the following year, if the RICI® Committee so determines in its sole discretion that it is necessary.

Monthly Rolling of Contracts

All of the futures contracts used to calculate the RICI® Indices are rolled pursuant to rules set forth in The RICI® Handbook: The Guide to the Rogers International Commodity Index®. The RICI® Indices usually roll over three days and the “roll period” usually starts on the day prior to the last RICI® Business Day (as defined below) of the month and ends on the first RICI® Business Day of the following month. On the last day of the roll period, the roll is completed unless the roll period is extended for a RICI® Indices component as a result of a RICI® Market Disruption Event (as defined below). Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate each of the RICI® Indices, taking legal constraints into account. For example, at the end of November, the January crude oil contract is replaced by the February crude oil contract.

RICI® Market Disruption Events

A “RICI® Market Disruption Event” will be deemed to have occurred on any day upon which the trading of a contract involved in the RICI® calculation is disrupted or the fair determination of its price is interfered with, subject to the following:

a. The contract trades at the price set by the exchange to be the limit of its permissible trading range at any point in the last fifteen minutes of trading.

b. No settlement price for that contract is determined by midnight on the day of trading in the time zone in which the exchange is located.

c. The exchange upon which the contract trades closes trading in that contract at a time prior to the published closing time, unless the altered closing time was brought to public attention by the closing time on the trading day prior to the day in question.

d. The settlement closing price published by the exchange is not deemed, in the opinion of the RICI® Committee, to properly reflect the fair price of that contract as determined by its free and fair trading on that exchange.

If a RICI® Market Disruption Event occurs during the roll or rebalancing period for one or more commodities, the specific contracts involved are neither rolled nor rebalanced on that day. For those contracts, the roll weights and the Monthly Contract Weights (“MCWs”) remain identical to the values they had on the RICI® Business Day immediately preceding the RICI® Market Disruption Event. The roll period and the rebalancing period will be extended for this or these particular commodities only until the next available business day upon which no RICI® Market Disruption Event occurs for that or those commodities. Outside of the roll and rebalancing period, the RICI® is calculated using the last trading price available on the exchange. In particular, the calculation of the MCWs will, in the normal course of events, take place using the last price available regardless of whether a RICI® Market Disruption Event has occurred. However, under extreme conditions, the RICI® Committee reserves the right to adjust any prices used in the RICI® calculation. This may occur if the settlement price is deemed to materially differ from the fair price for that commodity determined by trading on that day and that use of the official settlement price would not be in the interest of Index investors. In this case, an alternative settlement price or prices may be determined and used for the RICI® calculation until fair trading is resumed and the exchange quoted settlement price can again be relied upon. In this case, the prices used in the calculation of the RICI® and the calculation of MCWs will be published along with the mechanism for their determination. Should any exchange amend the settlement price for a contract involved in the RICI® calculation and do so in a timely manner, the RICI® Committee may, if deemed appropriate, reflect this change by adjusting the published level of the RICI®.

A “RICI® Business Day” is a day on which all United States based exchanges that list futures contracts included in the RICI® are open for business (including half-day opening).

Rebalancing of the RICI® Index Components

The RICI® Indices are rebalanced monthly during each roll period towards the RICI® Initial Weights.

Data Source

Each of the RICI® Indices calculations is based on the official commodity exchanges’ prices of the futures contracts used.

Exceptional Occurrences

If, for any reason, one of the components included in the RICI® Indices ceases to exist or its liquidity decreases to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the RICI® Committee, the RICI® Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weight. For example, following the fall of the Malaysian ringgit in 1998, the liquidity of the palm oil futures contract on the Kuala Lumpur Commodity Exchange decreased to a point where it became impossible to trade it. In that case, the RICI® Committee called an exceptional meeting at which it was determined that the palm oil futures contract would be replaced by the soybean oil contract that trades on the Chicago Board of Trade, United States.

Reference Rates

The foreign exchange rates used to convert the value of the futures contracts denominated in its original currency into U.S. dollars are determined according to market standards and practices and is adjusted by a “CRY Factor”. The “CRY Factor” is the adjusting factor used in the foreign currency conversion and is either +1 or -1 depending on the currency.

If applicable, the daily reference rate used to calculate the RICI® Indices is a function of the available reference rate, which is the 91-Day U.S. Treasury Bill (3 months) auction rate, designated as “High Rate” as published in the “Treasury Security Auction Results” report, published by the Bureau of Public Debt and available on Bloomberg USB3MTA Index <GO> or Reuters USAUCTION9. The rate is generally published once per week on Monday and effective on the RICI® Business Day immediately following.

Changes to LME Contracts

The RICI® Committee replaced the 3-month forward LME contract with the appropriate 3rd Wednesday contract and defined a new roll matrix for each LME contract included in the RICI®. For the new contracts, the real time calculation uses the last official price of the 3rd Wednesday contract adjusted by the real time change of the corresponding 3-month forward contract. This change was implemented during the January 2008 roll period.

License Agreement

We have entered into a non-exclusive license agreement with Beeland Interests, Inc. providing for the license to us, in exchange for a fee, of a right to use indices owned by Beeland Interests, Inc. in connection with the Notes.

Beeland Interests, Inc. is under no obligation to continue the RICI® Indices. The Notes are not sponsored, endorsed, sold, or promoted by Beeland Interests, Inc. No inference should be drawn from the information contained in this term sheet that Beeland Interests, Inc. makes any representation or warranty, implied or express, to us, MLPF&S, the holder of the Notes or any other person or entity regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general commodity market performance. Beeland Interests, Inc. has no obligation to take the needs of us, MLPF&S, the holders of the Notes or any other person or entity into consideration in determining or composing any of the RICI® Indices. Beeland Interests, Inc. is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. Beeland Interests, Inc. has no obligation or liability in connection with the administration or marketing of the Notes.

The Notes are not sponsored, endorsed, sold, or promoted by Beeland Interests, Inc. or James Beeland Rogers, Jr.

Neither Beeland Interests, Inc. nor James Beeland Rogers, Jr. makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this product supplement, or the advisability of investing in securities or commodities generally, or in any Notes or in futures particularly.

BEELAND INTERESTS, INC. DOES NOT, NOR DOES ANY OF ITS AFFILIATES OR AGENTS, GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX® (RICI®), ANY SUB-INDEX THEREOF OR ANY DATA

INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI®, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE NOTES. NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES OR AGENTS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI®, ANY SUB-INDEX THEREOF AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, INC. OR ANY OF ITS AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Merrill Lynch Commodity index eXtraSM

The Merrill Lynch Commodity index eXtraSM was created by the Merrill Lynch Commodity index eXtraSM Index Manager in conjunction with the Merrill Lynch Commodity index eXtraSM Index Publisher in 2006 and is designed to provide a benchmark for the performance of the commodity market and for investment in commodities as an asset class. The Merrill Lynch Commodity index eXtraSM is comprised of futures contracts on physical commodities. As the exchange traded futures contracts that comprise the Merrill Lynch Commodity index eXtraSM approach the month before expiration, they are replaced by contracts that have later expiration. This process is referred to as “rolling.” The Merrill Lynch Commodity index eXtraSM rolls over a 15-index business day period each month.

The Merrill Lynch Commodity index eXtraSM Index Manager constructed the Merrill Lynch Commodity index eXtraSM based primarily on the liquidity of the futures contracts that comprise the Merrill Lynch Commodity index eXtraSM and the value of the global production of each commodity included in the Merrill Lynch Commodity index eXtraSM. The Merrill Lynch Commodity index eXtraSM Index Manager believes that these criteria allow the Merrill Lynch Commodity index eXtraSM to reflect the general significance of the commodities (the “MLCX Commodities”) in the global economy, differentiating between “upstream” and “downstream” commodities, with a particular emphasis on downstream commodities (i.e., those that are derived from other commodities). The Merrill Lynch Commodity index eXtraSM composition and weights are typically determined once a year and applied once at the start of each year in January. The methodology for determining the composition, weighting, or value of the Merrill Lynch Commodity index eXtraSM and for calculating its level is subject to modification by the Merrill Lynch Commodity index eXtraSM Index Manager and the Merrill Lynch Commodity index eXtraSM Index Publisher, respectively, at any time. The Merrill Lynch Commodity index eXtraSM Index Manager reserves the right to modify the methodology and calculation of the Merrill Lynch Commodity index eXtraSM from time to time, if it believes that modifications are necessary or appropriate.

The Merrill Lynch Commodity index eXtraSM is calculated by the Merrill Lynch Commodity index eXtraSM Index Publisher. The Merrill Lynch Commodity index eXtraSM Index Publisher applies the daily percentage change in the prices of the contracts included in the Merrill Lynch Commodity index eXtraSM to the prior trading day’s level of the Merrill Lynch Commodity index eXtraSM in order to calculate the current level of the Merrill Lynch Commodity index eXtraSM.

Construction

The Merrill Lynch Commodity index eXtraSM was created using the following four main principles:

1. Liquidity—The futures contracts included in the Merrill Lynch Commodity index eXtraSM should be sufficiently liquid to accommodate the level of trading needed to support the Merrill Lynch Commodity index eXtraSM. The selection mechanism is therefore based primarily on liquidity.

2. Weighting—The weight of each futures contract in the Merrill Lynch Commodity index eXtraSM should reflect the value of the global production of the related commodity, as a measure of the significance of the commodity in the global economy, with appropriate adjustments to avoid “double counting.”

3. Market Sectors—Each Market Sector (as defined below) should be adequately represented in the Merrill Lynch Commodity index eXtraSM and the weights should be adjusted to maintain the integrity of the Market Sectors.

4. Rolling—Futures contracts that comprise the Merrill Lynch Commodity index eXtraSM are rolled during a fifteen day period to limit the market impact that such contract rolls could have.

The Merrill Lynch Commodity index eXtraSM contains six market sectors identified by the Merrill Lynch Commodity index eXtraSM Index Manager: (1) energy; (2) grains & oil seeds; (3) base metals; (4) soft commodities & others; (5) precious metals; and (6) livestock (each a “Market Sector”). Each Market Sector is represented in the Merrill Lynch Commodity index eXtraSM by a minimum of two and a maximum of four futures contracts, selected by liquidity.

Exchange Selection

The Merrill Lynch Commodity index eXtraSM Index Manager initially selected a set of exchanges, on the basis of liquidity, geographical location, and commodity type (the “Selected Exchanges”). To be considered for selection, an exchange must be located in a country that is a member of the Organization for Economic Co-Operation and Development. The exchange must also be a principal trading forum, based on relative liquidity, for U.S. dollar-denominated futures contracts on major physical commodities. The four exchanges currently are: (1) the NYMEX (NYMEX and COMEX Divisions); (2) the Chicago Mercantile Exchange (the “CME”) (CME and Chicago Board of Trade (CBOT) Divisions); (3) the London Metals Exchange (the “LME”); and (4) the ICE Futures exchange (the “ICE”) (ICE and New York Board of Trade (NYBOT) Divisions).

Contract Selection

Eligibility

To be an “Eligible Contract,” a commodity futures contract must satisfy all of the following requirements:

•	it must be denominated in U.S. dollars;

•	it must be based on a physical commodity (or the price of a physical commodity) and provide for cash settlement or physical delivery at a specified time, or during a specified period, in the future;

•

detailed trading volume data regarding the contract must be available for at least two years prior to the initial inclusion of the contract in the Merrill Lynch Commodity index eXtraSM, provided that the Merrill Lynch Commodity index eXtraSM

Index Manager may determine to include a contract with less than two years of data;

•	the contract must have a Total Trading Volume, or TTV (as defined below), of at least 500,000 contracts for each twelve-month period beginning on July 1 and ending on June 30; and

•

Reference Prices must be publicly available on a daily basis either directly from the Selected Exchange or, if available through an external data vendor, on any day on which the relevant exchange is open for business. “Reference Prices” are the official settlement or similar prices posted by the relevant Selected Exchange (or its clearinghouse) with respect to a contract and against which positions in such contract are margined or settled.

An Eligible Contract is selected for inclusion in the Merrill Lynch Commodity index eXtraSM only after application of the requirements for a minimum and maximum number of contracts from each Market Sector. A contract that does not otherwise satisfy all of the foregoing requirements may nevertheless be included in the Merrill Lynch Commodity index eXtraSM if the inclusion of the contract is, in the judgment of the Merrill Lynch Commodity index eXtraSM Index Manager, necessary or appropriate to maintain the integrity of the MLCX and/or to realize the objectives of the Merrill Lynch Commodity index eXtraSM. Every year, the Merrill Lynch Commodity index eXtraSM Index Manager will compile a list of all commodity futures contracts traded on the Selected Exchanges and a list of the Eligible Contracts that satisfy the foregoing criteria. This list will be used to determine the commodities futures contracts which will be included in the Merrill Lynch Commodity index eXtraSM.

Liquidity

The Merrill Lynch Commodity index eXtraSM Index Manager distinguishes the Eligible Contracts by their liquidity. Liquidity is measured by a contract’s “Total Trading Volume” (“TTV”) and the value of that trading volume. The Total Trading Volume with respect to each contract traded on a Selected Exchange is equal to the sum of the daily trading volumes in all expiration months of the contract on each day during the most recent twelve-month period beginning on July 1 and ending on June 30. The “Contract Size” (“CS”) is the number of standard physical units of the underlying commodity represented by one contract. For example, the Contract Size of a crude oil futures contract is 1,000 barrels. The “Average Reference Price” (“ARP”), which is used to determine the value of the Total Trading Volume, is the average of the Reference Prices of the Front-Month Contract (as defined below) for a Merrill Lynch Commodity index eXtraSM contract on each Trading Day (as defined below) during the twelve-month period beginning on July 1 and ending on June 30 of each year. A “Front-Month Contract” on any given day is the futures contract expiring on the first available contract expiration month after the date on which the determination is made. A “Trading Day” means any day on which the relevant Selected Exchange is open for trading. “Liquidity” (“LIQ”) is therefore equal to the Total Trading Volume, multiplied by the Contract Size with respect to each contract, multiplied by the Average Reference Price for each contract: LIQ = TTV × CS × ARP.

Once the LIQ is determined, the Eligible Contracts are listed in order of their LIQ, from highest to lowest. Each Market Sector must be represented by a minimum of two and a maximum of four Eligible Contracts. “Redundant Contracts” are less liquid Eligible Contracts representing a similar commodity and are excluded. For instance, the list of futures contracts that comprise the Merrill Lynch Commodity index eXtraSM includes an Eligible Contract on copper which is traded on the LME, but excludes the copper contract traded on the NYMEX as a Redundant Contract.

The selection of Eligible Contracts and determination of the futures contracts that comprise the Merrill Lynch Commodity index eXtraSM occurs once a year. The results for the following calendar year will be announced before the first NYMEX Business Day (as defined below) of November. “NYMEX Business Day” is any day that the NYMEX rules define as a trading day.

Based on this selection process, the Merrill Lynch Commodity index eXtraSM may include from 12 to 22 commodity futures contracts. As of January 2009, the Merrill Lynch Commodity index eXtraSM included the following 19 contracts:

Contract	Total Trading Volume (July 2007— June 2008)	Average Reference Price in USD[1]	Contract Size in Units	Liquidity in USD
Light, Sweet Crude Oil	133,869,507	96.8912	1,000	12,970,781,213,973
Copper—Grade A	23,173,273	7789.8105	25	4,512,885,142,565
Natural Gas	34,901,695	8.4649	10,000	2,954,410,476,907
High Grade Primary Aluminum	43,729,124	2680.0617	25	2,929,918,767,115
Gold	33,404,834	822.8544	100	2,748,731,347,165
Gas Oil	27,313,276	863.2752	100	2,357,887,363,217
Gasoline—RBOB	21,269,173	2.5033	42,000	2,236,206,464,057
Soybeans	36,628,160	11.6029	5,000	2,124,971,074,413
Corn	55,920,626	4.6693	5,000	1,305,541,352,897
Special High Grade Zinc	13,982,472	2622.2024	25	916,621,784,250
Wheat	20,639,390	8.5639	5,000	883,768,237,251
Primary Nickel	4,394,923	28623.5952	6	754,790,982,328
Silver	8,594,938	15.4245	5,000	662,862,082,698
Soybean Oil	15,382,199	0.4970	60,000	458,735,782,887
Live Cattle	8,992,289	0.9317	40,000	335,135,117,456
Sugar #11	26,552,898	0.1087	112,000	323,352,440,009
Coffee “C”	5,710,841	1.3064	37,500	279,782,666,852
Cotton #2	7,082,722	0.6657	50,000	235,744,235,463
Lean Hogs	8,226,729	0.6390	40,000	210,274,540,325

1	The Average Reference Price in USD used to calculate LIQ is based on four decimals to reflect the fact that some commodities are quoted in U.S. cents.

Weighting

The Merrill Lynch Commodity index eXtraSM Index Manager determines the weight of each contract on the basis of the global production value of the related commodity, provided that the contract reflects global prices for that commodity. In some cases, however, the futures contracts that comprise the Merrill Lynch Commodity index eXtraSM only have pricing links to a limited number of markets around the world. For instance, the NYMEX natural gas contract primarily represents the U.S. market and the surrounding North American markets in Canada and Mexico. In addition, some European gas markets, such as the U.K., are developing an increasing link to U.S. natural gas prices through the liquefied natural gas market. As a result, rather than using production of natural gas in the world or in the U.S. to assign a weight to the natural gas contract in the Merrill Lynch Commodity index eXtraSM, the Merrill Lynch Commodity index eXtraSM Index Manager has aggregated U.S., Canadian, Mexican, and U.K. natural gas production. Similarly, the Merrill Lynch Commodity index eXtraSM Index Manager found that U.S. livestock prices can be affected by local issues such as disease and trade restrictions, so it limited the livestock component of the Merrill Lynch Commodity index eXtraSM to production of cattle and hogs in the United States, instead of using global production weights. Also, certain commodities are derived from other commodities in various forms. For example, gasoline and heating oil are produced from crude oil, and, because livestock feed on corn and other grains, they are to an extent derived from agricultural commodities. To avoid “double counting” of commodities such as crude oil or grains used as livestock feed, the Merrill Lynch Commodity index eXtraSM Index Manager differentiates between “upstream” and “downstream” commodities and adjusts the global production quantity of the MLCX Commodities accordingly.

Rolling

Each Merrill Lynch Commodity index eXtraSM contract is rolled into the next available contract month in advance of the month in which expiration of the contract occurs. The rolling process takes place over a 15-day period during each month prior to the relevant expiration month of each contract. The rolling process is spread out to limit the effect it might have on the market through the purchase and sale of contracts by investors who might attempt to replicate the performance of the Merrill Lynch Commodity index eXtraSM. The rolling of contracts is effected on the same days for all Merrill Lynch Commodity index eXtraSM contracts, regardless of exchange holiday schedules, emergency closures, or other events that could prevent trading in such contracts. If a Merrill Lynch Commodity index eXtraSM contract is rolled on a day on which the relevant contract is not available for trading, the roll will be effected on the basis of the most recent available settlement price.

Market Sectors

The weight of any given Market Sector in the Merrill Lynch Commodity index eXtraSM is capped at 60% of the overall Merrill Lynch Commodity index eXtraSM. A minimum weight of 3% is applicable to each Market Sector. Although the Merrill Lynch Commodity index eXtraSM is designed to reflect the significance of the underlying commodities in the global economy, each Market Sector maintains these limits in an attempt to control volatility.

The weights of the Market Sectors for 2009, as of January 2009, were:

Market Sector	Weight
Energy	60.0%
Grains & Oil Seeds	18.0%
Base Metals	11.8%

Soft Commodities & Others	4.0%
Precious Metals	3.2%
Livestock	3.0%

Contract	Market Sector	Weight
Light, Sweet Crude Oil	Energy	31.34%
Gas Oil	Energy	12.36%
Gasoline—RBOB	Energy	11.62%
Wheat	Grains & Oil Seeds	8.19%
Copper—Grade A	Base Metals	5.47%
Corn	Grains & Oil Seeds	4.77%
Natural Gas	Energy	4.68%
High Grade Primary Aluminum	Base Metals	3.61%
Soybeans	Grains & Oil Seeds	3.41%
Gold	Precious Metals	2.75%
Live Cattle	Livestock	2.13%
Cotton #2	Soft Commodities & Others	1.62%
Soybean Oil	Grains & Oil Seeds	1.60%
Primary Nickel	Base Metals	1.58%
Sugar #11	Soft Commodities & Others	1.52%
Special High Grade Zinc	Base Metals	1.16%
Coffee “C”	Soft Commodities & Others	0.90%
Lean Hogs	Livestock	0.87%
Silver	Precious Metals	0.42%

MLCX Oversight

The Merrill Lynch Commodity MLCX Advisory Committee (the “MLCX Advisory Committee”), comprised of individuals internal and external to Merrill Lynch, assists the Merrill Lynch Commodity index eXtraSM Index Manager and the Merrill Lynch Commodity index eXtraSM Index Publisher in connection with the application of the Merrill Lynch Commodity index eXtraSM principles, advises the Merrill Lynch Commodity index eXtraSM Index Manager and the Merrill Lynch Commodity index eXtraSM Index Publisher on the administration and operation of the Merrill Lynch Commodity index eXtraSM, and makes recommendations to the Merrill Lynch Commodity index eXtraSM Index Manager and the Merrill Lynch Commodity index eXtraSM Index Publisher as to any modifications to the Merrill Lynch Commodity index eXtraSM methodology that may be necessary or appropriate. The MLCX Advisory Committee meets once a year and may meet more often at the request of the Merrill Lynch Commodity index eXtraSM Index Manager and the Merrill Lynch Commodity index eXtraSM Index Publisher. The MLCX Advisory Committee advises the Merrill Lynch Commodity index eXtraSM Index Manager and the Merrill Lynch Commodity index eXtraSM Index Publisher with respect to the inclusion/exclusion of any of the exchanges and contracts in the Merrill Lynch Commodity index eXtraSM, any changes to the composition of the Merrill Lynch Commodity index eXtraSM or in the weights of the futures contracts that comprise the Merrill Lynch Commodity index eXtraSM, and any changes to the calculation procedures applicable to the Merrill Lynch Commodity index eXtraSM. The MLCX Advisory Committee acts solely in an advisory and consulting capacity. All decisions relating to the composition, weighting or value of the Merrill Lynch Commodity index eXtraSM are made by the Merrill Lynch Commodity index eXtraSM Index Manager and the Merrill Lynch Commodity index eXtraSM Index Publisher.

“Merrill Lynch Commodity index eXtraSM” is a service mark and trademark of our subsidiary, Merrill Lynch & Co., Inc.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the Notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the Notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the Notes.

No selling agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with the Notes as investment advice or a recommendation to purchase any Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any Notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note who purchases the Note at original issuance and holds the Note as a capital asset and that a domestic corporation for U.S. federal income tax purposes or is otherwise an accrual method taxpayer subject to U.S. federal income tax on a net income basis in respect of the Note (a “U.S. Holder”). This summary is limited to the matters addressed herein and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, persons holding the Notes in a tax-deferred or tax-advantaged account, persons other than U.S. Holders, and persons subject to the alternative minimum tax provisions of the Code. This summary assumes that no interest will be paid on the Notes prior to maturity. In addition, this summary does not address taxpayers on the cash method of accounting for U.S. federal income tax purposes. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws (including the potential impact of several proposed changes in the rules addressing changes in the rules addressing the taxation of derivatives and of commodities positions and the likelihood that any of the foregoing may tax effect).

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, under one approach U.S. Holders may be required to accrue on a current basis payments of interest on the Notes in income as ordinary income for U.S. federal income tax purposes. In addition, the IRS could take the view that all or a portion of the Redemption Amount should be included in income on a current basis, in which event that amount would be taxable as ordinary income. Prospective investors should consult their tax advisors regarding the amount, timing and character of any gain or loss on the sale, retirement or other taxable disposition of the Notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest (within the meaning of ERISA), or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MLPF&S or any other of our affiliates is a party in interest, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the Notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such the Notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

ANNEX A

FORM OF IRREVOCABLE NOTICE OF REDEMPTION

To:	The Bank of New York Mellon Trust Company, N.A. (the “Trustee”)
10161 Centurion Parkway
Jacksonville, Florida 32256
Attention: Corporate Trust Department
Telephone: (904) 998-4732
Facsimile: (904) 645-1921

Subject:	Notice of Redemption of Commodity-Linked Notes (the “Notes”)

The undersigned hereby irrevocably requests and instructs Bank of America Corporation to redeem the amount of the Notes set forth below, pursuant to their terms, on [Optional Redemption Date].

CUSIP No.: [    ]

Name of holder: [    ]

Principal amount of Notes to be redeemed: [$ ] (Notes must be redeemed in units of $100,000 and integral multiples of $10,000 in excess of $100,000)

Contact Telephone Number: [    ]

cc:	The Depository Trust Company (the “Depositary”)
55 Water Street
New York, New York 10041

Bank of America Corporation (the “Issuer”)
Bank of America Corporate Center
100 N. Tryon Street
Charlotte, North Carolina 28255
Attention: Corporate Trust

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the Product Supplement No. CLN-1 dated November 20, 2009, the Series L Prospectus Supplement dated April 21, 2009, the Prospectus dated April 20, 2009, and the relevant Term Sheet relating to the Notes are satisfied.

A-1